Exhibit 10.3

LEASE

BETWEEN

COUNTRYWIDE HARDWARE, INC.

“LESSOR”

AND

NATIONWIDE INDUSTRIES, INC.

“LESSEE”

Demised Premises:

10333 Windhorst Road, Tampa, Florida

LEASE

THIS LEASE (“Lease”) is made and entered into as of the 11th day of February, 2016, by and between COUNTRYWIDE HARDWARE, INC., a Delaware corporation, having an address at 445 Broadhollow Road, Suite 100, Melville 11747, New York (hereinafter “Lessor”), and NATIONWIDE INDUSTRIES, INC., a Delaware corporation having its principal office at 10333 Windhorst Road, Tampa, Florida 33619 (hereinafter “Lessee”).

WITNESSETH:

WHEREAS, Lessor owns the following real property (collectively, the “Demised Premises”): (a) the land described in Exhibit “A” annexed hereto (the “Land”); (b) the existing building as described in Exhibit “A” annexed hereto (the “Building”), (c) any and all other structures and other improvements and appurtenances now or hereafter located on the Land (the “Other Improvements;” said Building and Other Improvements being hereinafter collectively referred to as the “Improvements”); (d) all right, title, and interest of Lessor, if any, in and to the land lying in the bed of any street or highway in front of or adjoining the Land to the center line of such street or highway; (e) the appurtenances and all the estate and rights of Lessor in and to the Land; and (f) any strips or gores adjoining the Land; and (g) all fixtures attached or appurtenant to any of the foregoing;

WHEREAS, Lessor desires to lease the Demised Premises to Lessee, and Lessee desires to lease the Demised Premises from Lessor;

WHEREAS, the parties desire to enter into this Lease to set forth their rights and obligations to each other relating to the Demised Premises; and

NOW, THEREFORE, for good and valuable consideration, Lessor leases and demises the Demised Premises to Lessee, and Lessee takes and hires the Demised Premises from Lessor, subject only to Permitted Exceptions, for the Term, upon the terms and conditions of this Lease.

ARTICLE I

LEASED PROPERTY AND LEASE TERM

Section 1.01 Leased Property and Lease Term. Lessor hereby leases to Lessee, and Lessee hereby hires on the terms and conditions hereinafter set forth, the Demised Premises, subject to the “Permitted Exceptions” described on Exhibit “B” annexed hereto.

TO HAVE AND TO HOLD, the Demised Premises unto Lessee, for a term of seven (7) years commencing on February 11, 2016 (the “Commencement Date”) and expiring at 12:00 noon on January 31, 2023 (the “Termination Date”), unless this Lease shall be sooner terminated as hereinafter provided. The use of the word “Term” in this Lease shall mean the period commencing on the Commencement Date and ending on the Termination Date, unless sooner terminated as provided herein.

Section 1.02 Delivery. If Lessor shall be unable to give possession of the Demised Premises on the Commencement Date for any reason, Lessor shall not be subject to any liability for the failure to give possession on said date, nor shall such failure in any way affect the validity of this Lease or the obligations of Lessee hereunder except that the Net Rent and any Additional Rent (as hereinafter defined) due hereunder shall be abated until after Lessor shall have given Lessee written notice that the Demised Premises are ready for Lessee's occupancy.

ARTICLE II

RENT

Section 2.01 Net Rent. (a) Lessee shall pay to Lessor a net annual minimum rent for the Demised Premises during the Term of this Lease without any deduction, defense, credit, abatement, setoff or offset for any circumstances whatsoever except as otherwise expressly permitted in this Lease, and without prior notice or demand, in lawful money of the United States as follows (the “Net Rent”):

COMMENCING	ENDING	ANNUAL NET RENT	MONTHLY NET RENT
2/11/2016	1/31/2017	$251,761.50	$20,980.13
2/1/2017	1/31/2018	$259,314.35	$21,609.53
2/1/2018	1/31/2019	$267,093.78	$22,257.82
2/1/2019	1/31/2020	$275,106.59	$22,925.55
2/1/2020	1/31/2021	$283,359.80	$23,613.32
2/1/2021	1/31/2022	$291,860.59	$24,321.72
2/1/2022	1/31/2023	$300,616.41	$25,051.37

(b) Lessee shall pay Net Rent in equal monthly installments in advance on the first day of each month. Lessee shall pay all Net Rent and other sums payable by Lessee to Lessor by good and sufficient check payable to Lessor or by wire transfer, at such address as Lessor shall designate from time to time.

(c) Upon the execution and delivery of this Lease by Lessor and Lessee, the Lessee shall pay $13,745.60 which shall be applied to the monthly Net Rent due under this Lease for the period from the date hereof through February 29, 2016 (the “Initial Payment”).

Section 2.02 Additional Rent. In addition to the Net Rent required under Section 2.01, Lessee shall, in accordance with the provisions of this Lease, pay all Impositions (as defined below), insurance premiums, construction costs of any non-structural improvements, additions, alterations and repairs (except as otherwise provided in Section 10.02 hereof) and any other charges, costs and expenses arising out of, or in any way connected with the Demised Premises and the Improvements occurring during the Term of this Lease so that the Net Rent shall in all respects be absolutely net to Lessor. All Impositions, insurance premiums and other charges, costs, expenses or amounts due under this Lease other than Net Rent are sometimes hereinafter collectively referred to as “Additional Rent.” Additional Rent and Net Rent are sometimes hereinafter collectively referred to as “Rent.” In the event of the non payment of all or any portion of Additional Rent, Lessor shall have the same rights and remedies as provided in this Lease or at law, in equity or otherwise for failure of Lessee to pay Net Rent.

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Section 2.03 Address for Payment. Payment of the Net Rent required hereunder together with any other amounts payable by Lessee to Lessor shall be paid at the following address:

COUNTRYWIDE HARDWARE, INC

445 Broadhollow Road, Suite 100

Melville 11747

Attention: Joseph Molino, Jr.

or to such other address as Lessor shall, from time to time, designate in writing.

Section 2.04 During any period when any Net Rent shall be or become uncollectible, reduced, or required to be refunded because of any rent control law or regulation (a “Rent Regulation Period”), Lessee shall enter into such agreement(s) and take such other steps as Lessor may reasonably request and as may be legally permissible to permit Lessor to collect the maximum Net Rent that, from time to time during such Rent Regulation Period, may be legally permissible (and not in excess of the amounts then reserved therefor under this Lease to the extent then due and payable under this Lease). After any Rent Regulation Period: (a) Net Rent shall become and thereafter be payable in accordance with this Lease; and (b) Lessee shall promptly pay in full to Lessor, unless prohibited by law, an amount equal to the excess, if any, of the following during the Rent Regulation Period: (1) the Net Rent that this Lease required Lessee to pay; less (2) the Net Rent Lessee actually paid.

ARTICLE III

TAXES

Section 3.01 Lessee’s Obligation to Pay Taxes.

(a)          Unless a the holder (a “Fee Mortgagee”) of any mortgage encumbering the fee interest of Lessor of which Lessee has been provided a copy (a “Fee Mortgage”) requires otherwise, Lessor shall, if possible, cause the applicable taxing authority to send all applicable tax bills directly to Lessee, then Lessee shall pay or cause to be paid (except as hereinafter provided in this Article), before any fine, penalty, interest or cost may be added thereto for the nonpayment thereof, all real estate taxes, assessments (including, without limitation, special taxes or assessments for improvements to the Improvements) and assessments by business improvement districts, water and sewer rates and charges, any rent tax, occupancy tax or similar tax (including, without limitation, the Tax on Rental or License Fee for Use of Real Property imposed by Section 212.031 of the Florida Statutes), whether or not imposed on or measured by the rents payable by Lessee, and other governmental or quasi-governmental levies and charges, general and special, ordinary and extraordinary, unforeseen as well as foreseen, of any kind and nature whatsoever, which are now or at any time hereafter levied, imposed or become a lien upon the Demised Premises or the Improvements, or both, or any part of either thereof (all of which are hereinafter referred to collectively as “Impositions” and individually as “Imposition”).

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(b)          If, by law, any Imposition is payable, or may at the option of the taxpayer be paid, in installments (whether or not interest shall accrue on the unpaid balance of such Imposition), Lessee may pay the same (and any accrued interest on the unpaid balance of such Imposition) in installments as the same respectively become due and before any fine, penalty, interest or cost may be added thereto for the nonpayment of any such installment and interest. However, Lessee shall not be required to pay any installment which shall fall due after the expiration of the Term of this Lease. Any Imposition relating to a fiscal period of the taxing authority, in which the Term of this Lease shall begin or end (whether or not such Imposition shall be levied, imposed or become a lien upon the Demised Premises or the Improvements or any part of either thereof, or become payable in respect thereto during the Term of this Lease), shall be apportioned so that Lessee shall pay only that proportion of such Imposition which corresponds with the portion of said fiscal period as is within the Term of this Lease.

(c)          Lessee shall not be obligated to pay any capital levy, franchise, estate, inheritance, succession, transfer tax, corporate tax, unincorporated business tax, excise tax, capital levies or mortgage recording fees of Lessor, or any income or excess profits tax or any other tax, assessment, charge or levy upon the income of Lessor, nor shall any of the foregoing be deemed to be included within the term “Impositions” as defined in Section 3.01 above. However, if a tax other than a tax of the nature specified in the foregoing sentence is levied upon the Net Rent, whether or not such tax is imposed upon Lessor in the first instance, Lessee shall pay it, or promptly reimburse Lessor for such tax, provided, however, that Lessee shall not be obligated to pay any greater amount than would have been payable by Lessor if the Net Rent had been the sole taxable income and the Demised Premises the sole asset of Lessor.

(d)          Lessee, upon request of Lessor, shall furnish to Lessor for its inspection, within ten (10) business days after the date when any Imposition is payable pursuant to any provision of this Article, official receipts of the appropriate taxing authority, or if an official receipt is not available, other proof satisfactory to Lessor, evidencing the payment thereof.

Section 3.02 Tax Escrow. Notwithstanding anything to the contrary contained in this Article 3, if a Fee Mortgagee requires monthly escrow payments for Impositions, Lessee shall, upon Lessor’s request, deposit with the Lessor (or any Fee Mortgagee designated by Lessor in writing) 1/12th of the annual Impositions as estimated by Lessor(or any such Fee Mortgagee). On the 1st day of each and every calendar month thereafter during the Term of this Lease, Lessee shall deposit with the Lessor (or any Fee Mortgagee designated by Lessor in writing), to be held by the Lessor (or such Fee Mortgagee), a sum equal to 1/12th of the annual Impositions for each then current or ensuing year. In the event that the amount of the Impositions shall not have been fixed at the time when any such monthly deposit is required to be made, Lessee shall make such deposit based upon the amount of the Imposition for the immediately preceding year, subject to adjustment as and when the amount of such Impositions is ascertained. Lessee shall provide Lessor with copies of tax bills within five (5) days after receipt thereof by Lessee. All sums deposited with the Lessor (or Fee Mortgagee) pursuant to this Section shall be applied to the payment of Impositions. No interest shall accrue on the sums so deposited. In the event the sums deposited hereunder are not sufficient to pay the Impositions when due, then Lessee shall, within ten (10) days of notice of the insufficiency, deposit with the Lessor (or Fee Mortgagee, as applicable) any such deficiency and shall also deposit such additional sums as shall be necessary to ensure that the amounts deposited hereunder plus such deposits as are required to be made in the future hereunder are sufficient to pay all Impositions then due or which will become due. In the event of a conveyance by Lessor of its interest in and to the Demised Premises, Lessor shall have no further liability with respect to the deposits for Impositions upon delivery thereof by Lessor to the transferee, provided that the transferee of the Lessor assumes the Lessor’s liability hereunder.

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Section 3.03 Lessee May Contest Taxes.

(a)          Lessee may contest any Impositions in any manner permitted by law, in Lessee’s name, and whenever necessary in Lessor’s name. Lessor will cooperate with Lessee and execute any documents or pleadings required for such purpose provided that such action is without expense to Lessor and that Lessor will not incur any liability by reason thereof. If such contest is instituted in the name of Lessor, Lessee shall so advise Lessor on at least thirty (30) days’ prior notice, giving full details as to the tribunal in which the contest will be brought, the Imposition contested and the amount thereof and such additional information relating thereto as Lessor may request to enable it to understand and evaluate the facts. Such contest may include appeals from any judgments, decrees or orders until a final determination is made by a court or governmental department or authority having final jurisdiction in the matter.

(b)          At Lessee’s election, Lessee may defer payment of the Imposition if prior to the due date thereof Lessee shall have deposited with the Lessor the amount of the contested Imposition and an estimated amount of interest, penalties and charges which might be assessed against or become a charge on the Demised Premises and/or the Improvements by reason of such contest, and provided that the Demised Premises and/or the Improvements or any part thereof would not be in imminent danger of being forfeited or lost by reason of such deferment. Upon the termination of the contest Lessee shall pay the Imposition, as finally determined, together, with the interest, penalties and other charges in connection therewith, and upon such payment the sums deposited with the Lessor shall be returned to Lessee or, if Lessee so elects, the funds deposited with the Lessor may be used for such payment; any surplus to be returned to Lessee and any deficiency to be made good by Lessee.

(c)          If at any time during the pendency of the contest, Lessor reasonably shall deem the amount deposited with the Lessor insufficient to cover the contested Imposition, interest, penalties and charges, Lessee, upon demand of Lessor, shall deposit with the Lessor such additional sums as Lessor may reasonably request. Upon failure of Lessee to make such additional deposit Lessor may pay the contested Imposition and interest, penalties and charges out of the funds held by the Lessor; any surplus to be returned to Lessee and any deficiency to be made good by Lessee.

(d)          Any tax refund with respect to Impositions paid by Lessee or paid by Lessor and for which Lessor has been reimbursed shall be the property of Lessee after deduction and payment of the reasonable costs of procuring such refund incurred by Lessor.

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Section 3.04 Miscellaneous. The certificate, advice, receipt or bill of the appropriate official designated by law to make or issue the same or to receive payment of any Imposition, or of non-payment of such Imposition shall be prima facie evidence that such Imposition is due and unpaid or has been paid at the time of the making or issuance of such certificate, advice, receipt or bill.

ARTICLE IV

USE

Section 4.01 Permitted Use. The Demised Premises and the Improvements may be used for any legal use, including, but not limited to light manufacturing and assembly such as injection molding and associated processes such as a tooling shop, a warehouse, distribution center and ancillary offices, provided, however, in no event may the Demised Premises be used for any other purpose, including, without limitation, any of the “Prohibited Uses” described on Exhibit “C” annexed hereto. Lessee shall have access to the Demised Premises twenty-four (24) hours per day, seven (7) days per week, subject to Legal Requirements.

Section 4.02 Licenses and Permits. If any license or permit of a governmental authority shall be required for the proper and lawful conduct of Lessee's business or other activity carried on in the Demised Premises, and if the failure to secure such license or permit might or would, in any way, affect Lessor, then Lessee, at Lessee's expense, shall duly procure and thereafter maintain such license or permit and submit the same for inspection by Lessor. Lessee, at Lessee's expense, shall, at all times, comply with the requirements of each such license or permit. Lessee will not at any time use or occupy the Demised Premises in violation of the certificate of occupancy (temporary or permanent) issued for the Improvements.

Section 4.03 Impairment of Title. Lessee shall not suffer or permit the Demised Premises, the Improvements or any portion thereof to be used by the public or any person, without restriction or in such manner as would violate or cause a default under any of the provisions of any Fee Mortgage or any other agreement or instrument affecting title to the Demised Premises or which might reasonably tend to impair Lessor’s title to the Demised Premises, the Improvements or any portion thereof, or in such manner as might reasonably make possible a claim or claims of adverse usage, adverse possession or prescription by the public or any person, or of implied dedication, of the Demised Premises, the Improvements or any portion thereof. Lessee hereby acknowledges that Lessor does not hereby consent, expressly or by implication, to the unrestricted use or possession of the whole or any portion of the Demised Premises or the Improvements by the public or any person, and Lessee does not have the power or authority and nothing contained in this Lease is intended or shall be deemed or interpreted to grant Lessee the power or authority to create, grant or approve any such use, possession or condition.

Section 4.04 Intentionally Omitted.

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Section 4.05 Any violation of this Article 4 beyond any applicable notice and cure period shall be deemed a material breach of this Lease and Lessor shall be entitled to injunctive relief in addition to any other remedies available to Lessor under this Lease.

ARTICLE V

UTILITIES & SERVICES

Section 5.01 Utilities. Lessee shall be solely responsible for and shall promptly pay, prior to delinquency, the cost of all gas, heat, water, steam, electricity, light, power, telephone, internet connections, sewage, and any other utilities supplied to the Demised Premises and the Improvements including all connection fees for any utilities or services. Lessor shall not be liable in any way to Lessee for any failure or defect in the supply or character of electric energy furnished to the Demised Premises by reason of any requirement, act or omission of the public utility servicing the Demised Premises with electricity or for any other reason not attributable to Lessor. Lessee's use of electric energy in the Demised Premises shall not at any time exceed the capacity of any of the electrical conductors and equipment in or otherwise servicing the Demised Premises. If such capacity is exceeded, Lessee shall, as an Alteration subject to the terms of Article XI hereof, install additional risers, electric lines or other equipment required therefor at Lessee’s sole cost and expense.

Section 5.02 Facilities or Services. Lessor shall not be required to furnish to Lessee any facilities or services of any kind whatsoever during the Term of this Lease, such as, but not limited to, gas, heat, water, steam, electricity, light, power, telephone, internet access and sewage. Lessor shall in no event be required to make any alterations, re-buildings, replacements, changes, additions, improvements or repairs to such facilities or services at any time during the Term of this Lease.

ARTICLE VI

ENTRY BY LESSOR

Section 6.01 Right of Entry. Lessee shall permit Lessor and its authorized representatives to enter the Demised Premises and the Improvements at all reasonable times for the purpose of (a) inspecting the same, (b) making any necessary repairs thereto and performing any work therein that may be necessary by reason of Lessee’s failure to make any such repairs or perform any such work or to commence the same if Lessee is responsible for such work pursuant to this Lease for thirty (30) days after written notice from Lessor (or without notice in case of emergency), and (c) exhibiting the Demised Premises and the Improvements for sale or financing and during the last six (6) months of the Term for Lease. Nothing herein shall imply any duty upon the part of Lessor to do any such work and performance thereof by Lessor shall not constitute a waiver of Lessee’s default in failing to perform the same.

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Section 6.02 Right to Store Materials. During the progress of any work in the Demised Premises and the Improvements performed by Lessor pursuant to the provisions of Section 6.01 hereof, Lessor may keep and store therein all necessary materials, tools, supplies and equipment. Lessor shall not be liable for any inconvenience, annoyance, disturbance, loss of business or other damage of Lessee or any sublessee by reason of making such repairs or the performance of any such work, or on account of bringing materials, tools, supplies and equipment into the Demised Premises and the Improvements during the course thereof and the obligations of Lessee under this Lease shall not be affected thereby. During the course of any such work, Lessor shall exercise reasonable efforts not to cause a breach of Lessee’s obligations pursuant to an approved sublease and to not cause a disruption to Lessee’s business in the Demised Premises.

Section 6.03 Lessor shall also have the right, at any time, to name the Building, including, but not limited to, appropriate signs and/or lettering on any or all entrances to the Building, and to change the name, number or designation by which the Building is commonly known.

Section 6.04 The exercise by Lessor or its agents of any right reserved to Lessor in this Article shall not constitute an actual or constructive eviction, in whole or in part, or entitle Lessee to any abatement or diminution of rent, or relieve Lessee from any of its obligations under this Lease, or impose any liability upon Lessor, or its agents, or upon any lessor under any ground or underlying Lease, by reason of inconvenience or annoyance to Lessee, or injury to or interruption of Lessee's business, or otherwise.

ARTICLE VII

COMPLIANCE WITH LAW

Section 7.01 Compliance With Legal Requirements and Insurance Requirements. Lessee shall comply, or will cause Lessee’s agents, employees, contractors, subtenants, licensees and invitees promptly to comply, with all laws, statutes and ordinances (including, without limitation, all applicable building codes and zoning regulations and ordinances) and the orders, rules, regulations, directives and requirements of all federal, state, county, city and borough departments, bureaus, governmental boards, agencies, offices, commissions and other subdivisions thereof, or of any official thereof, or of any other governmental, public or quasi public authority or any other body hereafter constituted exercising similar functions, whether now or hereafter in force, which may be applicable to the Demised Premises, the Improvements or any landscaped areas or the sidewalks, roadways, streets, curbs and vaults at or adjoining the Demised Premises or to the use or manner of use of the Demised Premises or the Improvements (collectively, “Legal Requirements”). Lessee shall likewise observe and comply or commence and diligently pursue compliance with all requirements of all policies of liability, fire and all other policies of insurance at any time in force with respect to the Demised Premises, the Improvements and the landscaped areas, sidewalks, curbs and vaults at or adjoining the Demised Premises or to the use or manner of use of the Demised Premises or the Improvements (collectively, the “Insurance Requirements”). Notwithstanding anything in this Section 7.01 to the contrary, in no event shall Lessee be responsible for making any structural repair or replacement or other work if structural in nature of the Demised Premises nor any repair, replacement or other work that is capital in nature (e.g., the repair or replacement of underground pipes), unless necessitated by Lessee’s specific use of the Premises or any Alterations made by Lessee.

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Section 7.02 Right to Contest Laws, Ordinances, Rules, Etc.

(a)          Right to Contest Laws, Ordinances, Rules, Etc. Lessee shall have the right to contest by appropriate legal proceedings, in the name of Lessee or Lessor, or both, but without cost or expense to Lessor, the validity of any law, ordinances, certificate, order, rule, regulation or requirement of the nature in Section 7.01 referred to, and, if permitted by law, may defer compliance therewith pending such contest (which contest shall be diligently prosecuted by Lessee) provided and so long as: (i) such noncompliance shall not subject Lessor to criminal or civil liability or penalty; (ii) such non-compliance is permitted under all Fee Mortgages, and (iii) Lessor’s estate in the Demised Premises shall not be subject to sale or be in imminent jeopardy by reason of such non-compliance. Such contest may include appeals from any judgments, decrees or orders until a final determination is made by a court or governmental department or authority having final jurisdiction in the matter.

(b)          Lessor shall cooperate with Lessee and execute any documents or pleadings required for such contest, provided that such action is without expense to Lessor and that Lessor will not incur any liability by reason thereof.

(c)          If Lessee shall initiate or carry on any such legal proceeding in the name of Lessor, or of Lessor and Lessee, Lessee shall so advise Lessor in writing not less than thirty (30) days before initiating such proceeding and give full details as to the tribunal in which said proceedings are to be filed, the law, ordinance, certificate, order, ruling, regulation or requirement contested, and such additional data as Lessor may reasonably require to enable it to understand the facts and evaluate them.

Section 7.03 Environmental Matters. (a) Lessee shall not undertake, permit or suffer any Environmental Activity at the Demised Premises except to the extent such Environmental Activity is limited to (i) ordinary cleaning, maintenance or operation of the Improvements or (ii) work required in connection with any construction, Alterations or restorations or similar work required or permitted to be made in and to the Demised Premises; provided however, that all of the following requirements are strictly complied with in connection with such work and activity. All such work or activity must: (A) comply with all applicable Insurance Requirements and Legal Requirements; (B) be performed by qualified and, if required, licensed contractors, subcontractors, engineers or other professionals or qualified personnel in a manner customarily performed, undertaken or permitted or caused to be performed or undertaken by prudent property owners of comparable properties exercising due care and which will not result in a Hazardous Discharge or any other Environmental Activity in violation of applicable Insurance Requirements or Legal Requirements; (C) be performed, undertaken or permitted or caused to be performed or undertaken in such a manner as (1) shall keep the Demised Premises free from any lien imposed in respect or as a consequence of such Environmental Activity, and (2) shall safeguard against potential risks to human health or the environment or to the Demised Premises. The provisions of this Subparagraph (a) shall not apply to any “Lessor Hazardous Condition,” as hereinafter defined.

(b)          Lessee shall notify Lessor within forty-eight (48) hours after first becoming aware of a Hazardous Discharge from or at the Demised Premises.

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(c)          Upon reasonable prior notice to Lessee, Lessor shall have the right, exercisable no more than once every two (2) years (and at any time in connection with investigating a suspected Environmental Activity at the Demised Premises that is not permitted hereunder, and then in connection with such Environmental Activity), to cause an environmental audit and inspection of the Demised Premises to be conducted by one or more reputable environmental engineering firms, and Lessee shall cooperate in the conduct of such environmental audit. The reasonable cost of such audit shall be payable by Lessee upon Lessor’s demand therefor if such audit reveals any Environmental Activity at the Demised Premises that is not permitted hereunder or the presence of any Hazardous Discharge that is the responsibility of Lessee to remediate pursuant to this Lease. If any such audit contemplates the performance of any intrusive investigations or testing (which shall not include a mere walk-through of the Demised Premises), then prior to such entry onto the Demised Premises, Lessor shall procure from the contractor engaged to carry out the work a copy of its liability insurance policy naming Lessee as an additional insured in an amount and under a policy that is commercially reasonable in form, scope and substance. Lessor shall furnish Lessee with a copy of such audit, including the results of any such testing.

(d)          If Lessee shall breach the covenants provided in this Section, in addition to any other rights and remedies which may be available to Lessor under this Lease or otherwise at law or in equity, Lessor may require Lessee to take all actions, or to reimburse Lessor for the costs of any and all actions taken by Lessor, as are necessary or reasonably appropriate to cure such breach. Lessee’s obligations under this Section shall survive the expiration or earlier termination of this Lease.

(e)          Lessee hereby acknowledges that Lessor may suffer irreparable harm by reason of a breach or threatened breach of the provisions of this Section, and, accordingly, in addition to any other remedy that Lessor may have under this Lease or as may be permitted by applicable law, Lessor shall be entitled to enjoin the action, activity or inaction that gives rise to such breach or threatened breach by Lessee.

(f)          As used herein:

(i)          The term “Environmental Activity” shall mean any use, storage, installation, existence, release, threatened release, discharge, generation, abatement, removal, disposal, handling or transportation from, under, into or on the Demised Premises (or any portion thereof) of any Hazardous Materials.

(ii)         The term “Hazardous Discharge” shall mean any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing or dumping of Hazardous Materials from or onto the Demised Premises.

(iii)        The term “Hazardous Materials” shall mean (A) any “hazardous substance” as defined in Section 101(14) of the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. ‘ 9601(14), as amended; (B) petroleum or petroleum products, crude oil or any by-products thereof, natural gas or synthetic gas used for fuel; (C) any asbestos, asbestos containing material or polychlorinated biphenyl; and (D) any additional substances or materials which at such time are classified or considered to be hazardous or toxic or a pollutant or contaminant under the laws of the State of Florida, the United States of America, or under any other Legal Requirements.

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(g)          Lessee acknowledges that Lessee has been a tenant and occupant of substantially all of the Demised Premises under a prior lease and is fully familiar with the use and condition thereof, including any Environmental Activity thereon. Consequently, as an inducement to Lessor to enter into this Lease, Lessee further covenants and agrees (except as otherwise expressly provided in subparagraph (h) below) to indemnify, defend, protect and save Lessor harmless against and from any and all claims, judgments, damages, penalties, fines, costs, liabilities, expense or losses (including, without limitation, sums paid in settlement of claims, investigation of site conditions, or any cleanup, removal or restoration work required by any federal, state or local governmental agency, attorney’s fees, consultant fees and expert fees) which may at any time be imposed upon, incurred by or asserted or awarded against Lessor and arising from or out of any Hazardous Discharge, any Environmental Activity or violation of any Legal Requirements with respect thereto from, on, in, under or affecting the Demised Premises, from whatever cause, whether occurring prior to, on or after the date of this Lease including, without limitation (i) the costs of removal of any Hazardous Materials, (ii) additional costs reasonably required to take necessary precautions to protect against the release of Hazardous Materials from, on, in, under or affecting the Demised Premises, into the air, or any body of water, any other public domain or any other areas surrounding the Demised Premises, (iii) any costs incurred to comply, in connection with all or any portion of the Demised Premises, with all applicable laws, orders, judgments and regulations with respect to Environmental Activity and (iv) if the provisions of Section 7.03 have been violated, the costs reasonably incurred by Lessor in determining that such provisions have been violated. The indemnification contained in this subparagraph (g) shall not apply to any “Lessor Environmental Condition”, as hereinafter defined.

(h)           Lessee acknowledges that prior to the date hereof, Purification Technologies was a direct tenant of Lessor with respect to a portion of the Demised Premises pursuant to a prior, expired lease. Consequently, notwithstanding anything contained in subparagraph (g) above, Lessor covenants and agrees to indemnify, defend, protect and save Lessee harmless against and from any and all claims, judgments, damages, penalties, fines, costs, liabilities, expense or losses (including, without limitation, sums paid in settlement of claims, investigation of site conditions, or any cleanup, removal or restoration work required by any federal, state or local governmental agency, attorney’s fees, consultant fees and expert fees) which may at any time be imposed upon, incurred by or asserted or awarded against Lessee and arising from or out of any Hazardous Discharge, any Environmental Activity or violation of any Legal Requirements with respect thereto from, on, in, under or affecting the Demised Premises, caused by (i) Lessor prior to, on or after the date of this Lease, or (ii) the migration of any Hazardous Materials from adjoining real property onto or under the Demised Premises through no fault of Lessee or Lessee’s agents, employees, contractors, subtenants, licensees or invitees prior to, on or after the date of this Lease, or (iii) Purification Technologies prior to the date of this Lease (each being referred to collectively as a “Lessor Environmental Condition”) including, without limitation (i) the costs of removal of any Hazardous Materials resulting from a Lessor Environmental Condition, (ii) additional costs reasonably required to take necessary precautions to protect against the release of Hazardous Materials from, on, in, under or affecting the Demised Premises, into the air, or any body of water, any other public domain or any other areas surrounding the Demised Premises resulting from a Lessor Environmental Condition, (iii) any costs incurred to comply, in connection with all or any portion of the Demised Premises, with all applicable laws, orders, judgments and regulations with respect to a Lessor Environmental Condition and (iv) if the provisions of this subparagraph (h) have been violated, the costs reasonably incurred by Lessee in determining that such provisions have been violated.

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ARTICLE VIII

LIENS

Section 8.01 Creation of Lien. Lessee shall not create or permit to be created or to remain, and shall discharge, any mechanic’s, laborer’s or materialmen’s lien or any conditional sale, title retention agreement or chattel mortgage, which might be or become a lien, encumbrance or charge upon the Demised Premises, the Improvements or any part thereof having any priority or preference over or ranking on a parity with the estate, rights and interest of Lessor in the Demised Premises, the Improvements or any part thereof.

Section 8.02 Discharge of Lien. If any mechanic’s, laborer’s or materialman’s lien shall at any time be filed against the Demised Premises, the Improvements or any part thereof, Lessee, within thirty (30) days after notice of the filing thereof, shall cause the same to be discharged of record by payment, deposit, bond, order of a court of competent jurisdiction or otherwise. If Lessee shall fail to cause such lien to be discharged within the period aforesaid, then, in addition to any other right or remedy, Lessor may, after twenty (20) days’ notice to Lessee, but shall not be obligated to, discharge the same either by paying the amount claimed to be due or by procuring the discharge of such lien by deposit or by bonding proceedings, and in any such event Lessor shall be entitled if Lessor so elects, to compel the prosecution of an action for the foreclosure of such lien by the lienor and to pay the amount of the judgment in favor of the lienor with interest, costs and allowances. Any amount so paid by Lessor and all costs and expenses incurred by Lessor in connection therewith shall constitute additional rent payable by Lessee under this Lease and shall be paid by Lessee to Lessor on demand.

Section 8.03 No Consent or Request by Lessor. NOTICE IS HEREBY GIVEN THAT LESSOR SHALL NOT BE LIABLE FOR ANY LABOR OR MATERIALS FURNISHED OR TO BE FURNISHED TO LESSEE UPON CREDIT, AND THAT NO MECHANIC’S OR OTHER LIEN FOR ANY SUCH LABOR OR MATERIALS SHALL ATTACH TO OR AFFECT THE FEE ESTATE. NOTHING IN THIS LEASE SHALL BE DEEMED OR CONSTRUED IN ANY WAY TO CONSTITUTE LESSOR’S CONSENT OR REQUEST, EXPRESS OR IMPLIED, BY INFERENCE OR OTHERWISE, TO ANY CONTRACTOR, SUBCONTRACTOR, LABORER, EQUIPMENT OR MATERIAL SUPPLIER FOR THE PERFORMANCE OF ANY LABOR OR THE FURNISHING OF ANY MATERIALS OR EQUIPMENT FOR ANY CONSTRUCTION, NOR AS GIVING LESSEE ANY RIGHT, POWER OR AUTHORITY TO CONTRACT FOR, OR PERMIT THE RENDERING OF, ANY SERVICES, OR THE FURNISHING OF ANY MATERIALS THAT WOULD GIVE RISE TO THE FILING OF ANY LIENS AGAINST THE FEE ESTATE. LESSEE SHALL INDEMNIFY LESSOR AGAINST ANY CONSTRUCTION UNDERTAKEN BY LESSEE OR ANYONE CLAIMING THROUGH LESSEE, AND AGAINST ALL PROHIBITED LIENS.

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ARTICLE IX

INSURANCE

Section 9.01 Required Insurance. Lessee shall throughout the Term of this Lease, at its sole cost and expense, provide and cause to be maintained:

(a)          commercial general liability insurance, including Blanket Broad Form contractual liability insurance, protecting and indemnifying Lessee and Lessor, from and against any and all claims for damages or injury to person or property or for loss of life or of property occurring upon, in, or about the Demised Premises, such insurance to afford immediate protection, to the limit of not less than Five Million Dollars ($5,000,000) per occurrence and Five Million Dollars ($5,000,000) in the aggregate for all occurrences within each policy year. Such policy shall include a provision, if available, that said aggregate limit shall apply separately at the Demised Premises and that said insurer will provide notice to the Lessor if said aggregate is reduced by either payments of a claim or establishment of a reserve for claims if said payments or reserves exceed Five Million Dollars ($5,000,000). Lessee agrees that if the aggregate limit applying to the Demised Premises is reduced by the payment of a claim or establishment of a reserve to take all practical immediate steps to have the aggregate limit restored by endorsement to the existing policy or the purchase of an additional insurance policy;

(b)          workers’ compensation insurance covering all persons employed by Lessee at the Demised Premises and with respect to whom death or bodily injury claims could be asserted against Lessor, Lessee or the Demised Premises, with statutorily required limits. Lessee shall include a covenant in its Subleases for Sublessees to keep and maintain such insurance covering all persons employed by Sublessees at the Demised Premises;

(c)           business automobile liability insurance covering liability arising out of any vehicle including owned, non-owned, leased, rented and/or hired vehicles insuring against liability for bodily injury and death and for property damage in an amount as may from time to time be reasonably determined by Lessor but not less than Five Million Dollars ($5,000,000) each accident;

(d)          during the performance of any Alteration, builder’s risk completed value form covering the perils insured under the ISO Special Causes of Loss form (CP 10 30) or any other form providing substantially equivalent coverage, including collapse, water damage, flood (if the Demised Premises is located in a flood zone), sink hole, earthquake and transit coverage, with deductible reasonably approved by Lessor, in nonreporting form, covering the total value of work performed and equipment supplies and materials furnished (with an appropriate limit for soft costs in the case of construction) and covering the full insurable value of all materials, tools and equipment at any off-site storage location used with respect to the Demised Premises; and

(e)          during the performance of any Alteration, commercial general liability insurance, which shall include coverage for independent contractors and completed operations.

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(f)          Intentionally Omitted.

Section 9.02 Lessor’s Insurance. Lessor shall throughout the Term of this Lease, at the sole cost and expense of Lessee, provide and cause to be maintained:

(a)          commercial property insurance on the Demised Premises and Improvements written on an “Agreed Amount” basis, in amounts at all times sufficient to prevent Lessor or Lessee from becoming a co-insurer under the terms of the applicable policies, but in any event, in an amount not less than the then Full Insurable Value of the Improvements. The term “Full Insurable Value” shall mean actual replacement cost of the Improvements (exclusive of the cost of noninsurable portions thereof, such as excavation, foundations and footings) without deduction being made for depreciation;

(b)          Insurance upon the Improvements against loss or damage due to war, flood, or earthquake, as and when such insurance shall be customary for premises similarly situated in Tampa, Florida, in an amount not less than the Full Insurable Value thereof or the maximum amount of such insurance obtainable;

(c)          Business interruption, rent, or use and occupancy or rental value insurance in an amount at least sufficient to meet the payments for two (2) years of the Rent provided for in Article II hereof and the Impositions provided for in Article III hereof as reasonably estimated by Lessor, and which insurance shall be payable to Lessor;

(d)          Insurance against loss or damage from leakage of sprinkler systems now or hereafter installed in the Improvements, in such amount as Lessor may reasonably require;

(e)          Boiler and pressure vessel and miscellaneous equipment insurance, including steam pipes, air conditioning systems, electric motors, air tanks, compressors and pumps, in such amounts as Lessor may reasonably require;

(f)          Comprehensive general liability insurance for bodily and personal injury (including contractor's liability) and property damage occurring in, on or about the Demised Premises in an amount not less than Two Million Dollars ($2,000,000) per occurrence and Two Million Dollars ($2,000,000) in the aggregate; and

(g)           Such other insurance and in such amounts as may from time to time be reasonably required by Lessor against other insurable hazards which at the time are customarily insured against in the case of premises and buildings similarly situated in Tampa, Florida, due regard being, or to be given to the height and type of building, its construction, use and occupancy.

Section 9.03 Payment by Lessee. Lessee shall pay to Lessor an amount equal to one hundred (100%) percent of all insurance premiums or installments thereof for the policies of insurance described in Section 9.02 hereof, as Additional Rent, thirty (30) days prior to the date on which such insurance premiums or any installments thereof are payable, upon the receipt of a statement from Lessor specifying the amount of any such insurance premium or installment.

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Section 9.04 Policies of Insurance. All policies of insurance shall be from a company rated on the A.M. Best Key Rating Guide with ratings of at least A- and of at least VI and such company shall be licensed to do business in the State of Florida. Lessee shall provide to Lessor and to the holder of any Fee Mortgage on the Demised Premises, originals or true copies of certificates of the policies, bearing notations evidencing the payment of premiums or accompanied by other evidence reasonably satisfactory to said parties of such payments. Each such policy shall contain a provision that no act or omission of Lessee shall affect or limit the obligation of the insurance company to pay the amount of any loss sustained, and, to the extent commercially available, an agreement by the insurer that such policy shall not be cancelled without at least thirty (30) days’ prior written notice to Lessor and to the holder of any Fee Mortgage on the Demised Premises.

Section 9.05 Compliance by Lessee. Lessee shall conform to the customary provisions of any such policies in all material respects and shall comply with the customary requirements of the companies writing such policies pertinent to the conduct of Lessee’s business on the Demised Premises and the Improvements. Lessee may contest any provisions thereof, and Lessor shall cooperate in Lessee’s reasonable efforts in connection therewith, but not in any manner which would result in the cancellation of such policy without available substitution.

Section 9.06 Named Insureds. All policies of insurance required under Section 9.01 and 9.02 shall name Lessor and the holder of any Fee Mortgage on the Demised Premises, as their interests may appear.

Section 9.07 Blanket Policies. Any insurance provided for in this Article may be effected by a blanket policy or policies of insurance, or under so-called “all risk” or “multi-peril” insurance policies, provided that the amount of the total insurance available in respect of the Demised Premises and the Improvements shall be at least the protection equivalent to separate policies in the amounts herein required, and provided further that in other respects, any such policy or policies shall comply with the provisions of this Article. An increased coverage or “umbrella policy” may be provided and utilized by Lessee to increase the coverage provided by individual or blanket policies in lower amounts and the aggregate liabilities provided by all such policies covering the Demised Premises and the Improvements and Lessee’s liability hereunder shall be satisfactory provided they otherwise comply with the provisions of this Article. In any such case, it shall not be necessary to deliver the original of any such blanket policy to the Lessor, but Lessor shall be furnished with a certificate or duplicate of such policy upon request.

Section 9.08 Subrogation Rights. Neither Lessee nor Lessor shall be liable for loss or damage caused by fire or other perils covered or normally covered by insurance policies maintained or required to be maintained by this Lease by the other party with respect to the Demised Premises, or any personal property contained in the same, and each party on behalf of itself and any insurer, waives all rights of subrogation against the other with respect to those perils. This waiver of liability and subrogation shall apply regardless of the negligence of either party and shall not be limited by the amount of insurance coverage carried by the parties hereto, or either of them. Both parties shall obtain and maintain a waiver of subrogation from their respective carriers. The provisions of this Section 9.08 shall survive the expiration or earlier termination of this Lease.

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ARTICLE X

REPAIRS AND MAINTENANCE

Section 10.01 Repairs and Maintenance by Lessee. To the extent not caused by the negligence or willful misconduct of Lessor, Lessee, at its sole cost and expense, shall take good care of the Demised Premises and shall keep and maintain all non-structural portions of the Demised Premises (whether interior or exterior) and perform all non-structural repairs and maintenance to all Improvements, including any parking areas (except as provided in Section 10.02), landscaping, adjacent private roadways, private streets and private sidewalks that are all part of the Demised Premises, in a clean and orderly condition, free of accumulation of dirt, rubbish, snow and ice. Lessee, at its sole cost and expense, shall make all non-structural repairs to the Demised Premises and all Improvements, including, but not limited to, the HVAC, plumbing (but not underslab or underground plumbing or pipes) and electrical systems (collectively, the "Systems") that service the Demised Premises, parking areas, landscaped areas, sidewalks, private roadways and streets, curbs and vaults. When used in this Article, the word “repairs” shall include replacements, renewals or substitutions when necessary, and all such repairs shall be of such class and character as are appropriate at the time for the Improvements giving due consideration to the age, character and class of the Improvements.

Section 10.02 Repairs by Lessor. Lessor shall, except as otherwise provided herein, at its sole cost and expense (i) repair and maintain the Roof of the Building (ii) repair and maintain (including resurfacing, to the extent necessary in the reasonable opinion of Lessor) the parking lot as necessary (except for day to day upkeep such as trash and debris removal which will be Lessee’s responsibility), and (iii) make all structural repairs to the Building. Notwithstanding the forgoing, if any of the repairs described in this Section 10.02 are necessitated by the negligence, improper care or use by Lessee, its agents, employees, contractors, subtenants, licensees or invitees, such repairs shall be made by Lessor at Lessee's sole cost and expense. Lessor shall invoice Lessee upon completion of any work performed on Lessee’s behalf. There shall be no allowance to Lessee for a diminution of rental value and no liability on the part of Lessor by reason of inconvenience, annoyance or injury to business arising from Lessor, Lessee or others making any repairs, alterations, additions or improvements in or to any portion of the Demised Premises, or in or to the fixtures, appurtenances or equipment thereof, and, except as hereinafter provided in this Section 10.02, no liability upon Lessor for failure of Lessor or others to make any repairs, alterations, additions or improvements in or to any portion of the Demised Premises, or in or to the fixtures, appurtenances or equipment thereof. No default by Lessor under this Section 10.02 shall be deemed to have occurred unless Lessor fails to comply with the provision of this this Section 10.02 and such failure is not cured within thirty (30) days after Lessor's receipt of written notice of such default from Lessee, provided that, if such default not reasonably capable of being cured within the thirty (30) days, no default shall be deemed to have occurred if Lessor commences to cure within the thirty (30) days and thereafter diligently pursues such cure to completion. Upon the occurrence of any default by Lessor under this Section 10.02, Lessee may perform Lessor's obligations under this Section 10.02, and offset the reasonable out of pocket costs and expenses incurred by Lessee in doing so against the next ensuing installments of Net Rent coming due under this Lease.

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Section 10.03 Excavation on Adjoining Premises. If an excavation or other building operation shall be about to be made or shall be made upon any adjoining premises or streets, Lessee shall permit the owner or tenant of such adjoining premises, and their respective representatives, to enter the Demised Premises and the Improvements to shore the foundations and walls of the Improvements and to do any other act or thing necessary for the safety and preservation thereof, and upon the failure or refusal of such owner or tenant or their respective representatives, so to do, Lessor shall undertake such shoring or such other act or things necessary for such safety and preservation.

ARTICLE XI

ALTERATIONS

Section 11.01 Alterations By Lessee. Lessee shall make no alterations, installations, additions or improvements in or to the Demised Premises (collectively, "Alterations") without Lessor's prior written consent (which consent shall not be unreasonably withheld or delayed with respect to nonstructural Alterations). Notwithstanding the forgoing, non-structural, interior Alterations which cost less than $50,000 in the aggregate shall not require the consent of Lessor. Structural Alterations and all exterior Alterations shall be performed only by contractors or mechanics approved by Lessor, which approval or denial shall not be unreasonably withheld or delayed. All Alterations done by Lessee shall at all times comply with all Legal Requirements and plans and specifications prepared by and at the sole cost and expense of Lessee (which shall be submitted to Lessor for its prior written approval if Lessor’s consent is required for such Alterations, which approval shall not be unreasonably withheld or delayed). No Alterations that require Lessor’s consent shall be undertaken by Lessee, its agents, employees, contractors, subtenants, licensees or invitees, until Lessor has approved such plans and specifications in writing (which approval shall not be unreasonably withheld or delayed), and no amendments or additions to such plans and specifications shall be made without the prior written consent of Lessor (which consent shall not be unreasonably withheld or delayed).

Section 11.02 No Alteration, structural or otherwise, shall be undertaken until Lessee shall have procured and paid for all municipal and other governmental permits and authorizations of the various municipal departments and governmental subdivisions having jurisdiction relating to the particular phase of said Alteration to be undertaken. Lessor shall join in the application for such permits or authorizations whenever such action is necessary, provided that such action is without expense to Lessor. If by reason of any Alteration a new certificate of occupancy for the Improvements is required, Lessee shall obtain it promptly upon completion and shall furnish a copy thereof to Lessor promptly after its issuance.

Section 11.03 All work done in connection with any Alteration shall be done promptly and in a good and workmanlike manner of first-class materials and in compliance with all Legal Requirements including the building and zoning laws and all other laws, ordinances, orders, rules, regulations and requirements of all federal, state and municipal governments and the appropriate departments, commissions, boards and officers thereof.

Section 11.04 Intentionally Omitted.

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Section 11.05 Lessee shall indemnify and defend the Lessor and hold it harmless from and against all claims, liens, costs (including attorneys' fees) and other liabilities which the Lessor may incur, arising out of or due to any such Alterations performed by Lessee. The provisions of the preceding sentence shall survive the expiration or earlier termination of this Lease. At all times when any Alteration, structural or otherwise, is in progress Lessee shall, at Lessee’s sole cost and expense, maintain or cause to be maintained the insurance required to be maintained by Lessee pursuant to Section 9.01. All such insurance for bodily injury and property damage shall name the Lessor as an insured thereunder; and the policies therefor shall be submitted to the Lessor for its approval of the coverage and insurer before any work is commenced.

Section 11.06 Lessee, at its sole cost and expense, shall obtain forthwith the cancellation or discharge of all notices of violation issued against the Demises Premises or the Building for violation of any building, fire, safety, health, sanitary or other code, statute, ordinance or rule or regulation promulgated under them, arising from or otherwise connected with any work performed by Lessee or by Lessee’s agents, employees, contractors, subtenants, licensees or invitees with respect to the Demised Premises.

Section 11.07 The Lessee agrees that in the exercise of any rights pursuant to the provisions of this Article, any other provision of this Lease and/or pursuant to any consent to any Alteration in or to the Demised Premises, it shall perform its work in a diligent and expeditious manner.

Section 11.08 Lessee shall make arrangements for and pay the reasonable fees (not to exceed $1,500) of any architect or engineer retained by Lessor to review Lessee’s plans and specifications in connection with any proposed Alterations for which Lessor’s consent is required pursuant to this Lease.

Section 11.09 If the Lessee or any of its construction companies, contractors, vendors and suppliers materially interferes with or materially delays prosecution or completion of any alteration work being performed by or on behalf of Lessor, the Lessee shall cease such work and discharge such construction company, contractor, laborer, supplier or vendor; but the Lessor shall have no liability or responsibility for any damage or any injury sustained by the Lessee due to such cessation of work and/or discharge.

ARTICLE XII

FIRE AND OTHER CASUALTY

Section 12.01 If the Demised Premises shall be damaged by fire or other casualty (a "Casualty"), Lessor, at Lessor's expense, shall repair such damage. However, Lessor shall have no obligation to repair any damage to, or to replace, Lessee's personal property or any other property or effects of Lessee. If the entire Building shall be rendered untenantable by reason of any such damage, the Rent shall abate for the period from the date of such damage to the date when such damage shall have been repaired, and if only a part of the Demised Premises shall be so rendered untenantable, the Rent shall abate for such period in the proportion which the rentable area of the part of the Building so rendered untenantable bears to the total rentable area of the Building. However, if prior to the date when all of such damage shall have been repaired any part of the Building so damaged shall be rendered tenantable and shall be used or occupied by Lessee or any person or persons claiming through or under Lessee, then the amount by which the Rent shall abate shall be equitably apportioned for the period from the date of any such use or occupancy to the date when all such damage shall have been repaired.

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Section 12.02 Notwithstanding the foregoing provisions of this Article 12, if during the Term a “Material Portion” (as hereinafter defined) of the Building shall be damaged or rendered untenantable by a Casualty, and if Lessor shall decide not to restore the Building, then, Lessor, at Lessor's option, may give to Lessee within ninety (90) days after such Casualty, a thirty (30) days' notice of termination of this Lease and, in the event such notice is given, this Lease and the Term shall come to an end and expire (whether or not the Term shall have commenced) upon the expiration of said thirty (30) days with the same effect as if the date of expiration of said thirty (30) days were the Expiration Date. The Rent shall be apportioned as of the date of the Casualty and any prepaid portion of Rent for any period after such date shall be refunded by Lessor to Lessee.

Section 12.03 Notwithstanding anything set forth to the contrary in this Article, in the event that any Casualty rendering a “Material Portion” (as hereinafter defined) of the Building wholly untenantable occurs during the final twelve (12) months of the Term, either Lessor or Lessee may terminate this Lease by notice to the other party within thirty (30) days after the occurrence of such Casualty, this Lease shall expire on the 30th day after the date of such notice, the Rent shall be apportioned as of the date of the Casualty and any prepaid portion of Rent for any period after such date shall be refunded by Lessor to Lessee. For purposes of this Article 12, a “Material Portion” of the Building shall be deemed untenantable if due to such Casualty, (a) Lessee shall be precluded from using more than 50% of the area of the Building for the conduct of its business and (b) Lessee’s inability to so use the Building is reasonably expected to continue until at least the earlier of the (i) Expiration Date, or (ii) the 90th day after the date when such Casualty occurred.

Section 12.04 Intentionally Omitted.

Section 12.05 If (i) a Material Portion of the Building is destroyed or damaged by any Casualty to an extent that, in Lessee’s reasonable opinion, Lessee is unable to occupy the Building for the conduct of its business, and (ii) within thirty (30) days after such Casualty Lessee vacates the Demised Premises and delivers to Lessor a written report prepared by a licensed engineer stating that, in the opinion of such engineer, the necessary repairs and restoration is not reasonably capable of being completed with 270 days after the date of Casualty, then Lessee may terminate this Lease on thirty (30) days’ notice to Lessor, provided such notice is given within thirty (30) days after such Casualty.

Section 12.06 This Article 12 constitutes an express agreement governing any case of damage or destruction of the Demised Premises or the Building by fire or other Casualty, and any law which provides for such contingency in the absence of an express agreement now or hereafter in force, shall have no application in any such case.

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Section 12.07 Notwithstanding any of the foregoing provisions of this Article 12, if Lessor or any Fee Mortgagee shall be unable to collect all of the insurance proceeds (including rent insurance proceeds) applicable to damage or destruction of the Demised Premises or the Building by reason of any willful action or inaction on the part of Lessee then, without prejudice to any other remedies which may be available against Lessee, (i) there shall be no abatement of Rent, and (ii) Lessor shall have no obligation to restore the Demised Premises or the Building.

ARTICLE XIII

CONDEMNATION

Section 13.01 In the event that the whole of the Demised Premises or the Building shall be lawfully condemned or taken in any manner for any public or quasi-public use, this Lease and the Term and estate hereby granted shall forthwith cease and terminate as of the date of vesting of title. In the event that only a part of the Building shall be so condemned or taken, then effective as of the date of vesting of title, the Rent hereunder shall be abated in an amount thereof apportioned according to the rentable area of the Building so condemned or taken. In the event that only a part of the Demised Premises shall be so condemned or taken, then (a) if such condemnation or taking shall be of a “Material Portion” of the Building or a substantial part of the means of access thereto, Lessor and Lessee each shall have the right, by delivery of notice in writing to the other within a sixty (60) days following the date on which Lessee shall have received notice of vesting of title, to terminate this Lease and the Term and estate hereby granted as of the date of vesting of title or (b) if neither Lessor nor Lessee elects to terminate this Lease, as aforesaid, this Lease shall be and remain unaffected by such condemnation or taking, except that the Rent shall be abated to the extent, if any, hereinabove provided in this Article. In the event that only a part of the Building shall be so condemned or taken and this Lease and the Term and estate hereby granted are not terminated as hereinabove provided, Lessor will, at its expense, restore the remaining portion of the Building as nearly as practicable to the same condition as it was in prior to such condemnation or taking. In the event of a termination in any of the cases hereinabove provided, this Lease and the Term and estate granted shall expire as of the date of such termination with the same effect as if that were the Expiration Date of this Lease, and the Rent hereunder shall be apportioned as of such date. For purposes of this Article 13, a “Material Portion” of the Building shall be deemed taken if due to such condemnation or taking, (a) Lessee shall be precluded from using more than 50% of the area of the Building for the conduct of its business and (b) Lessee’s inability to so use the Building is reasonably expected to continue until at least the earlier of the (i) Expiration Date, or (ii) the 90th day after the date of the vesting of title.

Section 13.02 In the event of any condemnation or taking hereinabove mentioned of all or part of the Demised Premises, Lessor shall be entitled to receive the entire award in the condemnation proceeding, including any award made for the value of the estate vested by this Lease in Lessee, and Lessee hereby expressly assigns to Lessor any and all right, title and interest of Lessee now or hereafter arising in or to any such award or any part thereof, and Lessee shall be entitled to receive no part of such award, except that the Lessee may file a claim for any taking of nonmovable fixtures owned by Lessee and for moving expenses incurred by Lessee. It is expressly understood and agreed that the provisions of this Article 13 shall not be applicable to any condemnation or taking for governmental occupancy for a limited period except that if a material portion of the Demised Premises is taken then rent shall abate proportionately during the limited period of such taking.

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Section 13.03 In the event any action is filed to condemn the Demised Premises or any part thereof by any public or quasi public authority under the power of eminent domain, or in the event that any action is filed to acquire the temporary use of the Demised Premises or any part thereof, or in the event that any such action is threatened or any public or quasi public authority communicates to Lessor or Lessee its desire to acquire the Demised Premises or any part thereof, or the temporary use thereof, by a voluntary conveyance or transfer in lieu of condemnation, either Lessor or Lessee shall give prompt notice thereof to the other.

ARTICLE XIV

INDEMNITY; WAIVER

Section 14.01 Indemnification. Except for claims arising due to the negligence, misconduct, error or omission of Lessor or Lessor’s agents, contractors, servants, employees or invitees, Lessee will indemnify Lessor, defend and save Lessor harmless from against any and all claims, actions, lawsuits, damages, liability and expense (including, but not limited to reasonable attorneys’ fee) arising from loss, damage or injury to persons or property occurring in, on or about the Demised Premises, arising out of the Demised Premises, or occasioned wholly or in part by any negligence, act or omission of Lessee, Lessee’s agents, contractors, servants, employees, space tenants, subtenants, invitees, licensees, or employees. In case any action or proceeding be brought against Lessor by reason of any such claim, Lessee upon notice from Lessor shall resist and defend such action or proceeding and employ counsel therefor reasonably satisfactory to Lessor, which approval shall not unreasonably be withheld or delayed.

Section 14.02 Inspection by Lessee. Lessee has inspected and is fully familiar with the physical condition of the Demised Premises and the Improvements and building service equipment presently situated thereon. Lessor has made no representations of whatever nature in connection with the condition of the Demised Premises or of the Improvements or building service equipment presently situated thereon and Lessor shall not be liable for any latent or patent defect therein. By entering into occupancy of the Demised Premises, Lessee shall be conclusively deemed to have agreed that Lessor, up to the time of such occupancy had performed all of its obligations hereunder and that the Demised Premises were in satisfactory condition as of the date of such occupancy. Nothing in this Section 14.02 shall relieve Lessor of Lessor’s obligations under Section 10.02 hereof.

Section 14.03 Prevailing Party. In any legal action brought by Lessor or Lessee against the other party in connection with this Lease, the prevailing party shall be entitled to reimbursement from the other party for any reasonable attorneys’ fees and expenses of the legal action incurred by the prevailing party. In the event Lessee is the prevailing party, Lessee shall have the right to offset such fees and expenses against Net Rent thereafter coming due under this Lease.

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ARTICLE XV

ASSIGNMENT AND SUBLETTING

Section 15.01 Except as otherwise expressly provided herein, Lessee shall not mortgage, pledge, encumber or otherwise hypothecate this Lease or the Demised Premises or any part thereof in any manner whatsoever, and any attempt to do so shall be void and a material breach of this Lease. Except as otherwise expressly provided herein, Lessee shall not, whether voluntarily, involuntarily, by operation of law or otherwise: (a) assign or otherwise transfer this Lease or offer or advertise to do so or (b) sublet any part of the Demised Premises, or offer or advertise to do so without obtaining the prior written consent of the Lessor, which consent shall not be unreasonably withheld or delayed. Any attempt by Lessee to assign or transfer this Lease (or its Term and estate) or offer or advertise to do so or sublet any part of the Demised Premises, or offer or advertise to do so, without strictly complying with the requirements of this Article shall be void and a material breach of this Lease. Use or occupancy of the Demised Premises by a licensee, concessionaire, or any person other than Lessee is a sublease subject to this Article. Notwithstanding the foregoing, Lessee shall (i) have the right to assign this Lease or sublet all or any portion of the premises without Lessor’s consent (but after written notice) to any entity directly or indirectly controlling, controlled by, or under common control with Lessee as of the date on which such assignment or subletting is being made (any such entity being a “Related Party” and any such assignment or subletting being a “Related Party Assignment,” which shall include without limitation an assignment of Lessee’s interest under this Lease by operations of law or as a consequence of a merger of Lessee into or with a Related Party, a change of control of or change of ownership of Lessee provided a Related Party thereafter controls Lessee, or a sale of substantially all of Lessee’s assets to a Related Party) and (ii) sublet 10,000 square feet or less, in the aggregate, of any part of the Demised Premises to any entity or person, provided that such subtenant shall not engage in any Environmental Activity in or about the subleased premises (except that said subtenant may use cleaners and lubricant products provided they are used in accordance with Legal Requirements). Lessee shall give Lessor written notice of such sublease along with a copy of the executed sublease agreement at least ten (10) days prior to the effective date of the sublease. For purposes of the definition of “Related Party,” the term “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of an entity, whether through the ownership of voting securities, or by contract or otherwise.

Section 15.02 Lessor acknowledges its consent to that certain sublease of even date herewith by Lessee, as sub-landlord, and Purification Technologies, as sub-tenant, with respect to a portion of the Demised Premises more particularly described therein.

Section 15.03 No assignment of this Lease shall be valid or binding on Lessor unless and until the assignee executes and delivers to Lessor an agreement whereby the assignee assumes and agrees to be bound by all of the provisions of this Lease and to perform all of the obligations of Lessee hereunder.

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Section 15.04 Notwithstanding any assignment or sublease to any other person, Lessee shall remain fully liable for the payment of Rents and for the performance of all the other obligations of Lessee contained in this Lease. Any act or omission of an assignee or subtenant or any person claiming under or through any of them that violates this Lease shall be deemed a violation of this Lease by Lessee.

Section 15.05 The consent by Lessor to any assignment to any entity or person other than a Related Party shall not relieve Lessee or any person claiming through or under Lessee of the obligation to obtain the consent of Lessor, pursuant to the provisions of this Article to any future assignment or sublease.

Section 15.06 Intentionally Omitted.

Section 15.07 Lessee shall reimburse Lessor on demand for any reasonable costs (not to exceed $2,500.00) that Lessor may incur in connection with any proposed assignment or sublease other than to a Related Party, including, without limitation, the costs of making investigations as to the acceptability of the proposed assignee or subtenant, and legal costs incurred in connection with any request for consent.

Section 15.08 Intentionally Omitted.

Section 15.09 Intentionally Omitted.

Section 15.10 Intentionally Omitted.

Section 15.11 If this Lease is assigned, whether or not in violation of the provisions of this Lease, Lessor may collect rent from the assignee. If the Demised Premises or any part thereof are sublet, whether or not in violation of this Lease, Lessor may, after monetary default by Lessee and expiration of Lessee's time to cure such default, collect rent from the sublessee until such violation is cured. In either event, Lessor may apply the net amount collected to payment of Rent, but no such assignment, subletting, or collection shall be deemed a waiver of any of the provisions of this Lease, an acceptance of the assignee or sublessee as a lessee or a release of Lessee from the performance by Lessee under this Lease.

ARTICLE XVI

SUBORDINATION

Section 16.01 This Lease is subject and subordinate in all respects to (i) the Fee Mortgage encumbering the Demised Premises on the date hereof (the “Existing Fee Mortgage”) and (ii) any “Institutional Fee Mortgage” (as hereinafter defined) which may now or hereafter be placed on or affect the real property of which the Demised Premises form a part, or parts of such real property, and/or Lessor's interest or estate therein, and to each advance made and/or hereafter to be made under any such Existing Fee Mortgage and/or Institutional Fee Mortgage, and to all renewals, modifications, consolidations, replacements and extensions thereof and all substitutions therefore. This Section 16.01 shall be self operative and no further instrument of subordination shall be required. In confirmation of such subordination, Lessee shall execute and deliver promptly any certificate that Lessor and/or the holder of any such Existing Fee Mortgage (the “Existing Fee Mortgagee”) and/or the holder of any Institutional Fee Mortgage (an “Institutional Fee Mortgagee”) and/or their respective successors in interest may request as to the subordination of this Lease. As used herein, an “Institutional Fee Mortgage” means a mortgage held by any savings bank, commercial bank, insurance company or other recognized institutional lender.

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Section 16.02 (i)          Within thirty (30) days after the date of this Lease, Lessor shall deliver to Lessee an “SNDA” (as hereinafter defined) to be executed by Lessee, Lessor and the Existing Fee Mortgagee, on the Existing Fee Mortgagee’s standard form. Lessee agrees to execute and deliver such SNDA to Lessor within ten (10) days after delivery by Lessor.

(ii)         Prior to executing and delivering to any Institutional Fee Mortgagee an Institutional Fee Mortgage after the date of this Lease, Lessor shall use commercially reasonable efforts to obtain an SNDA to be executed by Lessee, Lessor and such Institutional Fee Mortgagee on the standard form then used by such Institutional Fee Mortgagee. Lessee agrees to execute and deliver such SNDA to Lessor within ten (10) days after delivery by Lessor.

(iii)         With respect to any Fee Mortgage other than the Existing Fee Mortgage and any Institutional Fee Mortgage (a “Private Mortgage”), Lessee agrees to subordinate its interest under this Lease to any such Private Mortgage hereafter placed on the Premises, provided that, as a condition to such subordination, Lessee, Lessor and the holder of such Private Mortgage shall execute and deliver to each other a commercially reasonable SNDA.

(iv)         As used herein, an “SNDA” means agreement to be executed by Lessee, Lessor and the Fee Mortgagee confirming the subordination of this Lease to the Fee Mortgage and containing an agreement by the Fee Mortgagee to the effect that so long as no default exists under this Lease, Lessee shall not be joined as a party defendant in any action or proceeding which may be instituted or taken by such Fee Mortgagee for the purpose of foreclosing any such Fee Mortgage and, so long as no default shall exist, (x) Lessee shall not be evicted from the Demised Premises, (y) Lessee’s leasehold estate hereunder shall not be terminated or disturbed and (z) the Fee Mortgagee shall recognize this Lease.

Section 16.03 Without limitation of any of the provisions of this Lease, in the event that any Fee Mortgagee and/or its assigns shall succeed to the interest of Lessor or of any successor lessor and/or shall have become lessee under a new ground or underlying lease, then, at the option of such mortgagee, this Lease shall nevertheless continue in full force and effect and Lessee shall and does hereby agree to attorn to such mortgagee or its assigns and to recognize such mortgagee or its respective assigns as its lessor.

Section 16.04 Lessee and Lessor shall, at any time and from time to time upon not less than ten (10) business days' prior notice to the other, execute, acknowledge and deliver to the requesting party a statement in writing certifying that this Lease is unmodified and in full force and effect (or if there have been modifications, that the same is in full force and effect as modified and stating the modification) and the dates to which the rent, additional rent and other charges have been paid in advance, if any, and stating whether or not to the best knowledge of the signer of such certificate Lessor or Lessee is in default in performance of any covenant, agreement, term, provision or condition contained in this Lease, and if so, specifying each such default of which the signer may have knowledge, it being intended that any such statement delivered pursuant hereto may be relied upon by any prospective purchaser or lessee of said real property or any interest or estate therein, any Fee Mortgagee or prospective Fee Mortgagee thereof or any prospective assignee of this Lease or of any Fee Mortgage.

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Section 16.05 Intentionally Omitted.

ARTICLE XVII

QUIET ENJOYMENT

Section 17.01 Quiet Enjoyment. Lessor covenants and agrees with Lessee that upon Lessee paying the Net Rent and other monetary sums due under the Lease and performing its covenants and conditions hereunder, Lessee shall and may peaceably and quietly have, hold and enjoy the Demised Premises and the Improvements for the entire Term of this Lease without hindrance or molestation of anyone claiming by, through or under Lessor, subject however to the provisions of this Lease.

ARTICLE XVIII

SIGNS

Section 18.01 Lessee shall also have the right to erect signs on the facade of the Building provided (i) the size, design, location and content of such sign complies with all applicable Legal Requirements, (ii) Lessee obtains all required permits therefor, and (iii) Lessee pays all costs and expenses attributable to Lessee’s installation and use of such sign, including, without limitation, labor and material costs and permit fees. Lessor does not represent or warrant that permits are obtainable for any particular sign.

ARTICLE XIX

CONDITIONAL LIMITATIONS; DEFAULTS

Section 19.01 Events of Default. If any one or more of the following events herein (sometimes called “Events of Default” or individually “Event of Default”) shall happen:

(a)          Lessee shall abandon the Demised Premises and/or the Improvements and such abandonment shall continue for a period of fifteen (15) days after notice by Lessor; or

(b)          Lessee shall default in making payment to Lessor of any Net Rent or any other amounts due on a monthly basis hereunder, as and when the same shall become due and payable, and such default in payment shall continue for a period of ten (10) days after notice by Lessor; provided, however, that if Lessee shall default in the timely payment of Rent more than two times in any period of 12 months, then, notwithstanding that such defaults shall have each been cured within the applicable period provided above, upon any further default in the timely payment of Rent, Lessor may serve a five (5) day notice of termination upon Lessee without affording Lessee an opportunity to cure such further default; or

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(c)          Lessee shall default in complying with any other agreements, terms, covenants or conditions of this Lease and such default shall continue for a period of thirty (30) days after notice by Lessor specifying the claimed default; provided, however, that with respect to non-monetary defaults only, if the nature of such non-monetary default is such that the same cannot reasonably be cured within such thirty (30) day period, Lessee shall not be deemed to be in default if Lessee shall within such thirty (30) day period commence such cure and thereafter diligently prosecutes the same to completion; or

(d)          If at any time during the Term of this Lease (i) any proceedings in bankruptcy, insolvency or reorganization shall be instituted against Lessee pursuant to any federal or state law now or hereafter enacted, or any receiver or trustee shall be appointed of all or any portion of Lessee’s business or property, or any execution or attachment shall issue against Lessee or any of Lessee’s business or property or against the leasehold estate created hereby, and any of such proceedings, process or appointment be not discharged and dismissed within sixty (60) days from the date of such filing, appointment or issuance; or (ii) Lessee shall be adjudged a bankrupt or insolvent, or Lessee shall make an assignment for the benefit of creditors, or Lessee shall file a voluntary petition in bankruptcy or petition for (or enter into) an arrangement or for reorganization, composition or any other arrangement with Lessee’s creditors under any federal or state law now or hereafter enacted, or this Lease or the estate of Lessee herein shall pass to or devolve upon, by operation of law or otherwise, anyone other than Lessee (except as herein provided);

then, and in any such events, Lessor at any time thereafter during the continuance of such Event of Default may serve a written five (5) day notice of cancellation and termination of this Lease (the “Termination Notice”) upon Lessee, and upon the expiration of said five (5) days, this Lease and the Term hereunder shall end and expire as fully and completely as if the date of expiration of such five (5) day period were the day herein definitely fixed for the end and expiration of this Lease and the Term thereof, and Lessee shall then quit and surrender to Lessor the Demised Premises, the Improvements and each and every part thereof, and Lessor may enter into or repossess the Demised Premises, the Improvements and each and every part thereof, either by force, summary proceedings or otherwise.

Section 19.02 Lessee’s Liability. No such expiration or termination of this Lease shall relieve Lessee of its liability and obligation to pay Net Rent, Impositions, insurance premiums and any other amounts due Lessor hereunder, and such liability and obligations shall survive any such expiration or termination.

Section 19.03 Right to Re-Enter and Re-Let. If this Lease shall terminate pursuant to any of the provisions of this Article or if this Lease shall terminate by expiration, forfeiture, cancellation, surrender, operation of law, issuance of final court order or otherwise then in any of said events:

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(a)          Lessor may re-enter the Demised Premises, and enter the Improvements to remove therefrom Lessee, its agents, employees, licensees and any sublessees, persons, firms or corporations and all of their respective property, using such reasonable force for that purpose as may be necessary without being liable for prosecution or damages therefor, and thereupon Lessor shall be entitled to retain possession of the Demised Premises and the Improvements with all additions, alterations and improvements thereon, fixtures and appurtenances thereto, free from any estate or interest of Lessee therein. Lessee does hereby expressly waive service of any notice of intention to re-enter or enter except as herein otherwise expressly provided.

(b)          Lessor, at Lessor’s option, may relet the whole or any part of parts of the Demised Premises and the Improvements, from time to time, either in the name of Lessor or otherwise, to such lessee or lessees, for such term or terms ending before, on or after the date fixed in this Lease for the expiration of the Term; at such rental or rentals and upon such other conditions, which may include concessions and free rent periods, as Lessor, in its sole discretion, may determine. Lessor shall have no obligation to relet the Demised Premises, the Improvements or any part thereof and shall in no event be liable for refusal or failure to relet the Demised Premises, the Improvements or any part thereof, or, in the event of any such reletting, for refusal or failure to collect any rent due upon such reletting, and no such refusal or failure shall operate to relieve Lessee of any liability under this Lease or otherwise to affect any such liability. Lessor, at Lessor’s option, may make such repairs, replacements, alterations, additions, improvements, decorations and other physical changes in and to the Demised Premises and the Improvements as Lessor, in its sole discretion, considers advisable or necessary in connection with any such reletting or proposed reletting, without relieving Lessee of any liability under this Lease or otherwise affecting any such liability.

Section 19.04 Late Charge. Lessee hereby acknowledges that late payment by Lessee to Lessor of Net Rent and other sums due hereunder will cause Lessor to incur costs not contemplated by this Lease, the exact amount of which will be extremely difficult to ascertain. Such costs include, but are not limited to, processing and accounting charges. Accordingly, if any installment of Net Rent or any other sum due from Lessee hereunder shall not be received by Lessor or Lessor’s designee within ten (10) days after such amount shall be due, Lessee shall pay to Lessor a late charge equal to the lesser of (i) $1,000 or (ii) five percent (5%) of such overdue amount. The parties hereby agree that such a late charge represents a fair and reasonable estimate of the costs Lessor will incur by reason of late payment by Lessee. Acceptance of such late charge by Lessor shall in no event constitute a waiver of Lessee’s default with respect to such overdue amount, nor prevent Lessor from exercising any of the other rights and remedies granted hereunder.

Section 19.05 Waiver of Rights. Lessee, for itself and for any and all persons claiming through or under Lessee, including its creditors, upon the termination of this Lease in accordance with the terms hereof, or in the event of entry of judgment for the recovery of the possession of the Demised Premises and the Improvements in any action or proceeding, or if Lessor shall enter the Demised Premises and the Improvements by process of law or otherwise, hereby waives any right of redemption provided or permitted by any statute, law or decision now or hereafter in force, and does hereby waive, surrender and give up all rights or privileges which it or they may or might have, under and by reason of any present or future law or decision, to redeem the Demised Premises and the Improvements or for a continuation of this Lease for the Term hereby demised after having been dispossessed or ejected therefrom by process of law.

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Section 19.06 Receipt of Rent. No receipt of moneys by Lessor from Lessee after the termination hereof in any lawful manner shall reinstate, continue or extend the Term, or affect any notice theretofore given to Lessee, or operate as a waiver of the right of Lessor to enforce the payment of any Net Rent then due or thereafter falling due, or operate as a waiver of the right of Lessor to recover possession of the Demised Premises and the Improvements by proper suit, action, proceedings or other remedy; it being agreed that after the service of the Termination Notice as herein provided and the expiration of the time therein specified, after the commencement of any suit, action, proceedings or other remedy, or after a final order or judgment for possession of the Demised Premises and the Improvements, Lessor may demand, receive and collect any moneys due, or thereafter falling due, without in any manner affecting such notice, suit, action, proceedings, order or judgment; and any and all such moneys so collected shall be deemed to be payments on account of the use and occupation of the Demised Premises and the Improvements, or, at the election of Lessor, on account of Lessee’s liability hereunder.

Section 19.07 Lessor’s Remedies. If this Lease and the demised Term shall expire and come to an end as provided in this Article XIX or by or under any summary proceeding or any other action or proceeding, or if Lessor shall re-enter the Demised Premises as provided above, or by or under any summary proceeding or any other action or proceeding, then, in any of said events:

(a)          Lessee shall pay to Lessor all Rent and other charges payable under this Lease by Lessee to Lessor to the date upon which this Lease and the demised Term shall have expired and come to an end or to the date of re-entry upon the Demised Premises by Lessor, as the case may be; and

(b)          Lessee shall also be liable for and shall pay to Lessor, as damages, any deficiency (referred to as “Deficiency”) between the Net Rent and other amounts payable by Lessee under this Lease for the period which otherwise would have constituted the unexpired portion of the demised Term and the net amount, if any, of rents collected under any reletting effected pursuant to the provisions of Section 19.03 above, for any part of such period (first deducting from the rents collected under any such reletting all of Lessor’s expenses in connection with the termination of this Lease or Lessor’s re-entry upon the Demised Premises and the Improvements and with such reletting as follows: costs in repossessing the Demised Premises (including legal and court expenses and reasonable attorneys’ fees, brokerage commissions, and expenses incurred making repairs to the Demised Premises which are Lessee’s responsibility under this Lease. Any such Deficiency shall be paid in monthly installments by Lessee on the days specified in this Lease for payment of installments of Net Rent. Lessor shall be entitled to recover from Lessee each monthly Deficiency as the same shall arise, and no suit to collect the amount of Deficiency for any month shall prejudice Lessor’s right to collect the Deficiency for any subsequent month by a similar proceeding; and

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(c)          At any time after the demised Term shall have expired and come to an end or Lessor shall have re-entered upon the Demised Premises and the Improvements, as the case may be, whether or not Lessor shall have collected any monthly Deficiency as aforesaid, Lessor shall be entitled to recover from Lessee, and Lessee shall pay to Lessor, on demand, as and for liquidated and agreed final damages, a sum equal to the amount by which the Net Rent and other amounts payable by Lessee under this Lease for the period which otherwise would have constituted the unexpired portion of the demised Term exceeds the then fair and reasonable rental value of the Demised Premises and the Improvements for the same period, both discounted to present worth at the rate of four (4%) percent per annum, less the aggregate amount of Deficiency theretofore collected by Lessor pursuant to the provisions of subsection (b) of this Section 19.07 for the same period. If, before presentation of proof of such liquidated damages to any court, commission or tribunal, the Demised Premises, the Improvements or any part thereof, shall have been relet by Lessor for the period which otherwise would have constituted the unexpired portion of the demised Term, or any part thereof, the amount of rent reserved upon such reletting shall be deemed, prime facie, to be the fair and reasonable rental value for the part or whole of the Demised Premises and the Improvements so relet during the term of reletting.

Section 19.08 Interest. Any Rent or damages payable under this Lease and not paid, and such payment remains unpaid for ten (10) days after notice thereof shall bear interest at the rate of twelve (12%) percent per annum (the “Interest Rate”), but in no event higher than the highest legal rate, from the due date until paid, and the interest shall be deemed Additional Rent.

Section 19.09 Remedies Not Exclusive. Lessor’s remedies provided in this Lease shall be in addition to, and not in lieu of, all other rights and remedies available to Lessor at law or in equity or otherwise.

Section 19.10 Limitation of Remedies. Notwithstanding anything in this Article XIX to the contrary, (i) in no event may Lessor accelerate any of Lessee’s obligations under this Lease except in the event of a monetary default by Lessee beyond any applicable notice and cure period and (ii) in no event may Lessor lock Lessee out of the Demised Premises without first obtaining a court order.

ARTICLE XX

LESSOR’S RIGHT TO CURE DEFAULTS.

Section 20.01         Lessor’s Right to Cure. Whenever Lessee shall fail to comply with and perform any term, covenant, or condition of this Lease, then, following (a) ten (10) days prior written notice as to any monetary default; or (b) following thirty (30) days’ prior written notice as to other defaults; or (c) following shorter notice if reasonably necessary to meet an emergency situation or governmental time limitation, Lessor may perform, or cause to be performed, such term, covenant or condition, and take such other steps, including entry onto the Demised Premises and the Improvements, as it may deem advisable, to achieve such performance or compliance, in which event Lessee shall reimburse Lessor upon demand for all costs and expenses suffered or incurred by it in connection therewith, together with interest at the Interest Rate. Acting in accordance with the immediately preceding sentence shall not be deemed to obligate Lessor to commence or complete the curing of any term, covenant, or condition which is in default within said time limits or otherwise. Lessee hereby waives any claim and releases Lessor and Lessor’s agents, contractors and employees from all liability for damage occasioned by any action taken by Lessor pursuant to this Section. Such action by Lessor shall not constitute or be deemed a waiver or release of Lessee from any obligation of Lessee contained in this Lease or from any default by Lessee and without waiving Lessor’s right to take such action as may be permissible under this Lease as a result of such default. Any sum of money (other than Net Rent) accruing from Lessee to Lessor pursuant to this Section, may, at Lessor's option, be deemed Additional Rent, and Lessor shall have the same remedies as are available for Lessee's failure to pay any installment of Net Rent when due. Lessee's obligations under this Article shall survive the expiration of sooner termination of the Term.

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ARTICLE XXI

SECURITY DEPOSIT

Section 21.01 Lessee shall deposit the sum of $20,980.13 (the “Security Deposit”) with Lessor upon the execution of this Lease in cash as security for the faithful performance and observance by Lessee of the terms, covenants and conditions of this Lease, including the surrender of possession of the Demised Premises to Lessor as herein provided. It is understood and agreed that the amount of the Security Deposit shall at all times equal one (1) month of Net Rent, and upon any increase in the Net Rent payable under the terms of this Lease, Lessee shall immediately deposit such additional sums as are necessary to increase the amount of the Security Deposit so that it shall equal one (1) month of Net Rent. If Lessee defaults in the payment or performance of any of the terms, covenants or conditions of this Lease, including the payment of Rent and such default continues beyond the applicable notice and cure period, then Lessor may use, apply or retain the whole or any part of the Security Deposit and use, apply, or retain the whole or any part of such proceeds, as the case may be, to the extent required for the payment of any Rent or any other sum as to which Lessee is in default, including (i) any sum which Lessor may expend or may be required to expend by reason of Lessee’s default, and (ii) any damages or Deficiency to which Lessor is entitled pursuant to this Lease or applicable law, whether such damages or Deficiency accrue before or after summary proceedings or other reentry by Lessor. If Lessor uses, applies or retains any part of the Security Deposit, Lessee, upon demand, shall deposit with Lessor the amount so applied or retained so that Lessor shall have the full Security Deposit on hand at all times during the Term. If Lessee shall fully and faithfully comply with all of the terms, covenants and conditions of this Lease, the Security Deposit (or so much thereof as remains) shall be returned to Lessee after the Expiration Date and after delivery of possession of the Demised Premises to Lessor in the manner required by this Lease. Lessee expressly agrees that Lessee shall have no right to apply any portion of the Security Deposit against any of Lessee’s obligations to pay Rent hereunder.

Section 21.02 Upon a sale or other transfer of the Demised Premises or any of Lessor’s interest therein, Lessor shall transfer the Security Deposit to the transferee. Lessee shall look solely to the new landlord for the return of such Security Deposit and the provisions of this Section shall apply to every transfer or assignment made of the Security Deposit to a new landlord. Lessee will not assign or encumber, or attempt to assign or encumber, the Security Deposit, and neither Lessor nor its successors or assigns shall be bound by any such actual or attempted assignment or encumbrance.

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ARTICLE XXII

SURRENDER

Section 22.01 Except as is herein otherwise provided, Lessee shall on the last day of the Term or upon any earlier termination of this Lease, well and truly surrender and deliver up the Demised Premises and the Improvements to the possession and use of Lessor without fraud or delay and in good order, condition and repair, except for reasonable wear and tear and damage by casualty or condemnation expenses, free and clear of all lettings and occupancies other than subleases then terminable at the option of the Lessor thereof or subleases to which Lessor shall have specifically consented, and free and clear of all liens and encumbrances other than those, if any, presently existing or created or suffered by Lessor.

Section 22.02 Unless otherwise agreed by the parties hereto in a writing executed by both parties prior to the Expiration Date of this Lease, there shall be no holding over by Lessee after the expiration or earlier termination of this Lease and the failure by Lessee to deliver possession of the Demised Premises to Lessor shall be an unlawful holdover. During any period in which Lessee so holds over, at Lessor's option, the rental value of the Demised Premises, payable from the date immediately following the date on which Lessee was to deliver the Demised Premises through and including the last day of the calendar month in which Lessee so delivers the Demised Premises, shall be deemed to be equal to (i) one hundred fifty (150%) percent of the Net Rent payable immediately preceding the expiration or earlier termination of this Lease, and (ii) all other items of Additional Rent that would have been otherwise payable hereunder had this Lease not expired or been terminated. Acceptance by Lessor of any such rent during the period in which Lessee so holds over shall not cure or waive Lessee's default, nor prevent Lessor from exercising, before or after such acceptance, any of the remedies provided by this Lease or at law or in equity. Payment of any such rent and other sums during any period in which Lessee holds over shall not excuse Lessee's obligation to vacate and surrender the Demised Premises on the date, and in the manner and condition, required under this Lease. Lessee waives any rights it may have under applicable law in connection with any holdover proceedings that Lessor may institute against Lessee. If the Demised Premises are not surrendered upon the expiration or earlier termination of this Lease with respect to all or any portion of the Demised Premises, Lessee hereby indemnifies Lessor against loss, cost, injury, damage, claim, expense, or liability (including reasonable attorneys' fees and disbursements) resulting from delay by Lessee in so surrendering the same, including any claims made by any succeeding tenant or prospective tenant or prospective tenant founded upon such delay. Lessee's obligations under this Article shall survive the expiration or earlier termination of the Term.

Section 22.03 All appurtenances, fixtures, improvements, additions and other property attached to or built into the Demised Premises, whether by Lessor or Lessee or others, and whether at Lessor's expense, or Lessee's expense, or the joint expense of Lessor and Lessee, shall be and remain the property of Lessor, except that any such fixtures, improvements, additions and other property installed at the sole expense of Lessee with respect to which Lessee has not been granted any credit or allowance by Lessor, and which are removable without material damage to the Demised Premises may be removed by Lessee on condition that Lessee shall repair at its expense any damage to the Demised Premises or the Building resulting from such removal.

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Section 22.04 Any personal property of Lessee or any sublessee which shall remain in the Improvements after the termination of this Lease and the removal of Lessee or such sublessee from the Improvements, may, at the option of Lessor, be deemed to have been abandoned by Lessee or such sublessee and either may be retained by Lessor as its property or be disposed of, without accountability, in such manner as Lessor may see fit, or if Lessor shall give written notice to Lessee to such effect, such property shall be removed by Lessee at Lessee’s sole cost and expense.

Section 22.05 The provisions of this Article shall survive any termination of this Lease.

ARTICLE XXIII

INTENTIONALLY OMITTED

ARTICLE XXIV

MISCELLANEOUS

Section 24.01 Force Majeure. Except as otherwise expressly set forth herein, neither Lessor nor Lessee shall be responsible for delays caused by acts of God, fire, earthquake, hurricane or tornado (or comparable adverse weather conditions of unusual severity, such as, by way of example, severe flooding), war, material shortages, strikes, embargoes, acts of the public enemy, riot, insurrection or civil disorder, or other reasons of a like nature which are beyond the reasonable control of Lessor or Lessee (collectively referred to herein as “Force Majeure”). Notwithstanding the foregoing provisions, the financial inability of Lessor or Lessee to perform their respective obligations under this Lease shall not constitute an event of Force Majeure, nor shall any Force Majeure excuse Lessee’s obligation to pay Rent when due pursuant to this Lease.

Section 24.02 Intentionally Omitted.

Section 24.03 Waiver of Trial by Jury. To the extent permitted by law, Lessor and Lessee hereby waive trial by jury in any litigation brought by either of the parties hereto against the other on any matter in any way connected with this Lease.

Section 24.04 Payments of Money. In the event of nonpayment by Lessee of any sum of money whatsoever which is payable by Lessee under any provision of this Lease, Lessor shall have the same rights and remedies by reason of such nonpayment as if Lessee had failed to pay an installment of Net Rent.

Section 24.05 No Waiver of Rights. No failure by either party to insist upon the strict performance of any covenant, agreement, term or condition of this Lease or to exercise any right or remedy consequent upon a breach thereof, and no acceptance of full or partial rent during the continuance of any such breach, shall constitute a waiver of any such breach or of such covenant, agreement, term or condition. No covenant, agreement, term or condition of this Lease to be performed or complied with by either party, and no breach thereof, shall be waived, altered or modified except by a written instrument executed by the non-defaulting party. No waiver of any breach shall affect or alter this Lease, but each and every covenant, agreement, term and condition of this Lease shall continue in full force and effect with respect to any other then existing or subsequent breach thereof.

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Section 24.06 Rights and Remedies Cumulative. In addition to the remedies set forth in this Lease, Lessor and Lessee shall have the right to pursue any and all other remedies available at law or in equity, provided that in no event shall either party be liable for consequential, punitive or exemplary damages in connection with this Lease. All rights and remedies of Lessor and Lessee under this Lease or existing at law or in equity are cumulative, and the exercise of one or more rights or remedies shall not be taken to exclude or waive the right to the exercise of any other.

Section 24.07 Transfer of Lessor’s Interest. In the event of a sale or conveyance by Lessor of Lessor’s interest in the Demised Premises, other than a transfer for security purposes only, Lessor shall be relieved, from and after the date specified in such notice of transfer, of all obligations and liabilities accruing thereafter on the part of the Lessor. This Lease shall not be affected by any such sale and Lessee agrees to attorn to the purchaser or assignee provided all Lessor’s obligations hereunder are assumed in writing by the transferee.

Section 24.08 Liability of Lessor. (a) Anything elsewhere to contrary notwithstanding, Lessee shall look solely to Lessor’s interest in the Demised Premises including any rent, insurance proceeds, sale proceeds and condemnation awards received therefrom for the satisfaction of Lessee’s remedies for the collection of a judgment (or other judicial process) requiring the payment of money by Lessor in the event of any default or breach by Lessor with respect to any of the terms, conditions and covenants of this Lease to be observed and/or performed by Lessor, and no other property or assets of Lessor shall be subject to levy, execution or other enforcement procedure for the satisfaction of Lessee’s remedies. If Lessor or a successor in interest is an individual (which term as used herein includes aggregates of individuals, such as joint ventures, general or limited partnerships or associations) such individual shall be under no personal liability with respect to any of the provisions of this Lease, and if such individual hereto is in breach or default with respect to its obligations under this Lease, in no event shall Lessee attempt to secure any personal judgment against any partner, employee or agent of Lessor by reason of such default by Lessor.

(b)          Lessee agrees that its sole remedies in cases where Lessor’s reasonableness in exercising its judgment or withholding it consent or approval is applicable pursuant to any provision of this Lease, shall be those in the nature of injunction, declaratory judgment, or specific performance, the rights to money damages or other remedies being hereby specifically waived.

(c)          Lessee shall not be entitled to claim a constructive eviction from the Demised Premises unless Lessee shall have first notified Lessor of the condition or conditions giving rise thereto, and if the complaints be justified, unless Lessor shall have failed to remedy such conditions within a reasonable time after receipt of such notice.

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(d)          Lessor or its agents shall not be liable for any damage to property of Lessee or of others entrusted to employees of the Building, nor for the loss of or damage to any property of Lessee by theft or otherwise. Lessor or its agents shall not be liable for any injury or damage to persons or property resulting from fire, explosion, falling plaster, steam, gas, electricity, electrical disturbance, water, rain or snow or leaks from any part of the Building or from the pipes, appliances or plumbing works or from the Roof, street or subsurface or from any other place or by dampness or by any other cause of whatsoever nature, unless caused by or due to the negligence of Lessor, its agents, servants or employees; nor shall Lessor or its agents be liable for any such damage caused by operations in construction of any private, public or quasi-public work; nor shall Lessor be liable for any latent defect in the Demised Premises or in the Building. If at any time any windows of the Demised Premises are temporarily closed or darkened incident to or for the purpose of repairs, replacements, maintenance and/or cleaning in, on, to or about the Building or any part or parts thereof, Lessor shall not be liable for any damage Lessee may sustain thereby and Lessee shall not be entitled to any compensation therefor nor abatement of rent nor shall the same release Lessee from its obligations hereunder nor constitute an eviction. Lessee shall reimburse and compensate Lessor as Additional Rent for all expenditures made by, or damages or fines sustained or incurred by Lessor and not reimbursed by insurance due to nonperformance or non-compliance with or breach or failure to observe any term, covenants or conditions of this Lease upon Lessee's part to be kept, observed, performed or complied with. Lessee shall give immediate notice to Lessor in case of fire or accidents in the Demised Premises or in the Building or of defects therein or in any fixtures or equipment.

24.09          No Waste. Lessee shall not do or suffer any waste, damage, or injury to the Demised Premises, the Improvements or any part thereof, but this provision shall not be deemed to prevent Lessee’s from making repairs or Alterations to the Improvements in accordance with other provisions of this Lease.

24.10         Captions; Attachments; Defined Terms.

(a)          The captions of the sections of the Lease are for convenience only and shall not be deemed to be relevant in resolving any question of interpretation or construction of any Section of this Lease.

(b)          Exhibits attached hereto, and addendums and schedules initiated by the parties, are deemed by attachment to constitute part of this Lease and are incorporated herein.

(c)          The words “Lessor” and “Lessee”, as used herein, shall include the plural as well as the singular. The obligations contained in this Lease to be performed by Lessor shall be binding on Lessor’s successors and assigns only during their respective periods of ownership.

24.11          Entire Agreement. This Lease along with any exhibits and attachments hereto constitutes the entire agreement between Lessor and Lessee relative to the Demised Premises and the Improvements and this Lease and the exhibits and attachments may be altered, amended or revoked only by an instrument in writing signed by both Lessor and Lessee.

24.12         Severability. If any term or provision of this Lease shall, to any extent, be determined by a court of competent jurisdiction to be invalid or unenforceable, the remainder of this Lease shall not be affected thereby, and each term and provision of this Lease shall be valid and be enforceable to the fullest extent permitted by law.

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24.13         Time of the Essence. Time is of the essence of this Lease and each and every provision hereof.

24.14         Binding Effect. The parties hereto agree that all the provisions hereof are to be construed as both covenants and conditions as though the words importing such covenants and conditions were used in each separate paragraph hereof; all of the provisions hereof shall bind and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns.

24.15         Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if personally delivered, sent pre-paid by FEDEX or other nationally-recognized overnight delivery service that provides evidence of delivery (a “Courier Service”), or if mailed by United States certified or registered mail, postage prepaid, as follows:

If to Lessor:	COUNTRYWIDE HARDWARE, INC.
445 Broadhollow Road, Suite 100
Melville, New York 11747
Attention: Joseph Molino, Jr.

with a copy to:	SILVERMANACAMPORA, LLP
100 Jericho Quadrangle, Suite 300
Jericho, New York 11753
Attention: Peter Marullo, Esq.

If to the Lessee:	NATIONWIDE INDUSTRIES, INC.
10333 Windhorst Road
Tampa, Florida 33619
Attn: Chris Klieforth, President

With a copy to:	Kirk Griswold
NWI Argosy Holdings, LLC
950 West Valley Road, Suite 2900
Wayne, Pennsylvania 19087

or at such other place as any party shall from time to time notify the other in writing as provided herein. The date of service of any communication hereunder shall be the date of personal delivery, the date of delivery by Courier Service or forty-eight (48) hours after the postmark on the certified or registered mail, as the case may be.

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24.16         Waiver. No covenant, term or condition or the breach thereof shall be deemed waived, except by written consent of the party against whom the waiver is claimed, and any waiver or the breach of any covenant, term or condition shall not be deemed to be a waiver of any preceding or succeeding breach of the same or any other covenant, term or condition.

24.17          Negation of Partnership. Lessor shall not become or be deemed a partner or a joint venturer with Lessee by reason of the provisions of this Lease.

24.18         Broker. Lessee and Lessor each represents that it has not dealt with any brokers in connection with the negotiation of this Lease. Lessee and Lessor hereby agree to indemnify, defend and hold each other harmless from and against all liability, loss, cost and expenses (including, without limitation, reasonable legal fees) arising out of any inaccuracy or alleged inaccuracy of their respective representations set forth in this Section 24.18. Lessor shall have no liability for brokerage commissions arising out of an assignment or a sublease by Lessee and Lessee shall and does hereby indemnify Lessor and hold it harmless from any and all liability for brokerage commissions arising out of any such assignment or sublease.

24.19         Recording. Upon execution and delivery of this Lease, Lessor and Lessee agree to execute and deliver the Memorandum of Lease annexed hereto as Exhibit D (the “Memo of Lease”) and a Termination of Memorandum of Lease in the form annexed hereto as Exhibit E (the “Termination”). The Memo of Lease may be recorded against the Demised Premises at Lessee’s sole cost and expense. The Termination shall be held by Lessor in escrow and may be recorded only upon the Expiration Date or the earlier termination of this Lease. Except as expressly provided in this Section, neither this Lease nor any short form or memorandum of this Lease shall be recorded. Any attempt to record this Lease or any short form or memorandum thereof in violation of this Section shall constitute a default under this Lease.

24.20         Choice of Law; Jurisdiction. This Lease shall be governed and construed under the laws of the State of Florida. All disputes arising, directly or indirectly, out of or relating to this Lease, and all actions to enforce this Lease, shall be dealt with and adjudicated in the state courts of the State of Florida located in Tampa, Florida or the federal courts for the Middle District of Florida; and for that purpose Lessee expressly and irrevocably submits to the jurisdiction of such courts. Lessee agrees that so far as is permitted under applicable law, this consent to personal jurisdiction shall be self-operative and no further instrument or action, other than service of process in one of the manners specified in this Lease, or as otherwise permitted by law, shall be necessary in order to confer jurisdiction upon it in any such court. Lessee further agrees that judgment against it in any such action or proceeding shall be conclusive and, to the extent permitted by applicable law, may be enforced in any other jurisdiction within or outside the United States of America by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the fact and of the amount of its indebtedness.

24.21         Radon Gas. Lessor hereby notifies Lessee of the following: “RADON GAS : RADON IS A NATURALLY OCCURRING RADIOACTIVE GAS THAT, WHEN IT HAS ACCUMULATED IN A BUILDING IN SUFFICIENT QUANTITIES, MAY PRESENT HEALTH RISKS TO PERSONS WHO ARE EXPOSED TO IT OVER TIME. LEVELS OF RADON THAT EXCEED FEDERAL AND STATE GUIDELINES HAVE BEEN BOUND IN BUILDINGS IN FLORIDA. ADDITIONAL INFORMATION REGARDING RADON AND RADON TESTING MAY BE OBTAINED FROM YOUR COUNTY PUBLIC HEALTH UNIT.”

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24.22         Consequential Damages. In addition to the remedies set forth in this Lease, Lessor and Lessee shall have the right to pursue any and all other remedies available at law or in equity, provided that in no event shall either party be liable for consequential, punitive or exemplary damages in connection with this Lease. All rights and remedies of Lessor and Lessee under this Lease or existing at law or in equity are cumulative, and the exercise of one or more rights or remedies shall not be taken to exclude or waive the right to the exercise of any other.

24.23         Existing Lease Termination.         The parties acknowledge that Lessee is currently the tenant for the Demised Premises under the Lease Agreement dated May 1, 2002 between W.I. Commercial Properties, Inc. (predecessor-in interest to Lessor) and Lessee (the “Existing Lease”). As of the Commencement Date, the Existing Lease shall terminate and be of no further force and effect and in no event shall Lessee owe rent or any other sums due under this Lease and the Existing Lease at the same time.

SIGNATURE LINES FOLLOW

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IN WITNESS WHEREOF, the parties hereto have executed this Lease on the date and year first written above.

LESSOR:

COUNTRYWIDE HARDWARE, INC.
Signed, sealed and delivered in the presence of:

/s/ Richard Goodman		By:	/s/ Joseph A. Molino, Jr.
Name:	Richard Goodman	Name:	Joseph A. Molino, Jr.
		Title:	Vice President

/s/ George Aronson
Name:	George Aronson

LESSEE:

Signed, sealed and delivered in the presence of:	NATIONWIDE INDUSTRIES, INC

/s/ Stuart D. Itzkowitz		By:	/s/ Christopher J. Kliefoth
Name:	Stuart D. Itzkowitz	Name:	Christopher J. Kliefoth
		Title:	President

/s/ William G. Julien
Name:	William G. Julien

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EXHIBIT A

Demised Premises

Lot 5, FISHER’S FARMS, according to the Plat thereof, recorded in Plat Book 26, Page 1, of the Public Records of Hillsborough County, Florida, LESS the North 100 feet of the South 475.60 feet of the West 125 Feet and LESS the South 70 feet of said Lot 5

AND

The North 100 feet of the South 475.60 of the West 125 Feet of Lot 5, FISHER’S FARMS, according to the Plat thereof, recorded in Plat Book 26, Page 1, of the Public Records of Hillsborough County, Florida

Property Identification No:	U-17-29-20-2D2-000000-00005.0; and U-17-29-20-2D2-000000-00005-2

EXHIBIT B

PERMITTED EXCEPTIONS

Subject nevertheless to:

(1)	All leases, subleases, tenancies and rights of occupancy affecting the Demised Premises caused or permitted by Lessee or by anyone claiming by, through, or under Lessee;

(2)	State of facts an accurate survey, or an inspection, would show;

(3)	Any presently existing defects of title, easements, restrictions, and agreements affecting the Land;

(4)	Encroachment of the Improvements on any street or on adjacent premises;

(5)	Projection of any portion of the Improvements under any abutting street and the right of any governmental authority to require the removal thereof and of any curb cut;

(6)	Zoning, environmental, municipal, building, and all other laws, regulations or similar matters imposed by any federal, state, municipal, or local government or any public or quasi-public board, authority, or similar agency having jurisdiction over the Demised Premises or any portion thereof, whether or not or record;

(7)	The existing condition and state of repair of the Demised Premises, provided, however, that this Permitted Exception does not relieve Lessor of Lessor’s maintenance obligations in this Lease;

(8)	Variations between the tax diagram or the tax map and the record description;

(9)	All notes or notices of any violation of law or municipal ordinances, orders, or requirements noted in or issued by any governmental or quasi-governmental authority or departments having or asserting jurisdiction, now or hereafter affecting the Demised Premises;

(10)	The lien for all taxes, charges, rents, assessments, and any other governmental charges which are not yet due and payable;

(11)	Any Fee Mortgage encumbering the Demised Premises;

(12)	Intentionally omitted.

EXHIBIT “C”

PROHIBITED USES

Lessee shall not use or authorize use of any portion of the Demised Premises, for any of the following purposes:

1.	A facility for any use which is illegal or would reasonably be determined to cause a threat of imminent harm to persons or property, or would constitute a public or private nuisance outside of the Demised Premises.

2.	Any dumping, disposing (other than in the designated trash removal areas), incineration, or reduction of garbage (exclusive of garbage compactors located near the rear of or in the Demised Premises).

3.	Establishment providing nude or topless entertainment or wait staff, or any establishment selling or exhibiting pornographic materials (including, without limitation, adult books or videos). Materials shall be considered “adult” or “pornographic” under this paragraph if the same are not available for sale or rental to children under 18 years old because they explicitly deal with or depict sexuality.

4.	Any pawn shop, “second-hand” store, schlock store, or “surplus” store; provided, however, that this provision shall not restrict or prohibit Lessee from the ancillary sale of consumer electronics merchandise, regardless of whether new, used or refurbished.

6.	Any fire sale, bankruptcy sale (unless pursuant to a court order) or auction house operation (but this provision shall not restrict the absolute freedom of an occupant to determine its own selling prices nor shall it preclude the conduct of any seasonal sales, promotional or clearance sales or legitimate going out of business sales in compliance with applicable Laws).

7.	Any bar, pub, tavern or night club.

8.	Any gambling facility or operation, including but not limited to: off-track or sports betting parlor; table games such as blackjack or poker; slot machines, video poker/black-jack keno machines or similar devices; or bingo hall.

9.	Any Hazardous Materials, except in the ordinary course of it’s usual operations conducted thereon, and any such use shall at all times be in compliance with all Legal Requirements.

10.	Any residential use.